EXHIBIT 4.41

Execution version

Date 5 May 2011

PARAGON SHIPPING INC.
as Borrower

- and -

THE BANKS AND FINANCIAL INSTITUTIONS
listed in Schedule 1 Part A
as Lenders

- and -

THE BANKS AND FINANCIAL INSTITUTIONS
listed in Schedule 1 Part B
as Lead Arrangers and Swap Banks

- and -

NORDEA BANK FINLAND PLC
London Branch
as Agent, Bookrunner
and as Security Trustee

LOAN AGREEMENT

relating to
a US$89,515,100 facility to finance
one Kamsarmax bulk carrier and four Handymax bulk carriers

Watson, Farley & Williams
London

INDEX

Clause		Page
1	INTERPRETATION	1
2	FACILITY	18
3	POSITION OF THE LENDERS AND SWAP BANKS	18
4	DRAWDOWN	19
5	INTEREST	21
6	INTEREST PERIODS	22
7	DEFAULT INTEREST	23
8	REPAYMENT AND PREPAYMENT	24
9	CONDITIONS PRECEDENT	25
10	REPRESENTATIONS AND WARRANTIES	26
11	GENERAL UNDERTAKINGS	29
12	CORPORATE UNDERTAKINGS	33
13	INSURANCE	35
14	SHIP COVENANTS	39
15	SECURITY COVER	43
16	PAYMENTS AND CALCULATIONS	45
17	APPLICATION OF RECEIPTS	46
18	APPLICATION OF EARNINGS	47
19	EVENTS OF DEFAULT	48
20	FEES AND EXPENSES	53
21	INDEMNITIES	54
22	NO SET-OFF OR TAX DEDUCTION	55
23	ILLEGALITY, ETC	56
24	INCREASED COSTS	56
25	SET-OFF	58
26	TRANSFERS AND CHANGES IN LENDING OFFICES	58

27	VARIATIONS AND WAIVERS	62
28	NOTICES	63
29	SUPPLEMENTAL	65
30	LAW AND JURISDICTION	66
SCHEDULE 1 PART A LENDERS AND COMMITMENTS		67
SCHEDULE 1 PART B LEAD ARRANGERS AND SWAP BANKS		68
SCHEDULE 2 DRAWDOWN NOTICE		69
SCHEDULE 3 CONDITION PRECEDENT DOCUMENTS		70
SCHEDULE 4 TRANSFER CERTIFICATE		73
SCHEDULE 5 SHIPS, OWNERS AND APPROVED FLAG DETAILS		77
SCHEDULE 6 FORM OF COMPLIANCE CERTIFICATE		79
SCHEDULE 7 DESIGNATION NOTICE		81
SCHEDULE 8 MANDATORY COST FORMULA		82
EXECUTION PAGES		84

THIS AGREEMENT is made on 5 May 2011

BETWEEN

(1)
PARAGON SHIPPING INC. a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the "Borrower");

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1 Part A, as Lenders;

(3)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1 Part B, as Lead Arrangers;

(4)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1 Part B, as Swap Banks;

(5)	NORDEA BANK FINLAND PLC, London Branch, as Agent; and

(6)	NORDEA BANK FINLAND PLC, London Branch, as Bookrunner; and

(7)	NORDEA BANK FINLAND PLC, London Branch, as Security Trustee.

BACKGROUND

(A)
The Lenders have agreed to make available to the Borrower a facility of up to $89,515,100 for the purpose of (i) financing sixty five per cent. of the purchase price of one Kamsarmax and four Handymax bulk carriers type vessels which are to be constructed by the Builder for, and purchased by, the Owners; and (ii) for the general corporate and working capital purposes of the Borrower and its subsidiaries.

(B)
The Lenders have agreed that, subject to the terms of this Agreement, the Swap Banks may enter into interest rate swap transactions with the Borrower from time to time to hedge the Borrower's exposure under this Agreement to interest rates fluctuations.

(C)	The Lenders have agreed to share with the Swap Banks the security to be granted to the Security Trustee pursuant to this Agreement on the terms described herein.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions. Subject to Clause 1.5, in this Agreement:

"Accounts Security Deed" means a deed creating security in respect of each Earnings Account to be executed by each Owner in favour of the Security Trustee in the Agreed Form;

"Advance" means the principal amount of each borrowing by the Borrower under this Agreement;

"Advance Drawdown Amount" means the amount of the loan available in respect of each Ship as specified in Schedule 5;

"Affected Lender" has the meaning given in Clause 5.7;

"Agency and Trust Agreement" means the agency and trust agreement dated the same date as this Agreement and made between the same parties;

"Agent" means Nordea Bank Finland Plc, London Branch acting in such capacity through its office at City Place House, 55 Basinghall Street, London EC2V 5NB, or any successor of it appointed under clause 5 of the Agency and Trust Agreement;

"Agreed Form" means in relation to any document, that document in the form approved in writing by the Agent (acting on the instructions of all of the Lenders) and the Borrower or as otherwise approved in accordance with any other approval procedure specified in any relevant provision of any Finance Document;

"Applicable Accounts" means, as at the date of calculation or, as the case may be, in respect of an accounting period, the annual audited consolidated accounts and financial statements of the Group or the quarterly unaudited accounts and financial statements of the Group, in each case, which the Borrower is obliged to deliver to the Agent pursuant to Clause 11.6;

"Approved Broker" means any one of Arrow Valuations (London), Braemar Seascope (London), Fearnleys (Oslo), Galbraith's (London), R.S. Platou Shipbrokers (Oslo) and Simpson Spence & Young or such other broker nominated by the Borrower and consented to by the Agent acting on the instructions of the Majority Lenders (such consent not to be unreasonably withheld or delayed);

"Approved Charter" means any time charterparty in respect of a Ship of a duration (or capable of being or exceeding a duration whether for a fixed period or by option for extension) of 12 months or more;

"Approved Charter Assignment" means, in relation to an Approved Charter, a specific deed of assignment of the rights of the relevant Owner in respect of that Approved Charter, in the Agreed Form and in the plural means any or all of them;

"Approved Flag" means Liberian, the Marshall Islands, Panamanian, Maltese or Greek or such flag as the Agent may on the instructions of the Majority Lenders in their sole and absolute discretion, at the request of the Borrower, approve as the flag on which a Ship shall be registered;

"Approved Flag State" means Liberia, the Marshall Islands, Panama, Malta or Greece or any other country in which the Agent may, on the instructions of all the Lenders in their sole and absolute discretion, at the request of the Borrower, approve that a Ship be registered;

"Approved Manager" means Allseas Marine S.A., a corporation organised and existing under the laws of the Republic of Liberia, having its registered office at 80 Broad Street, Monrovia, Liberia and maintaining an office at 15 Karamanli Street, 166 73 Voula, Greece or any other company which the Agent may, with the authorisation of the Majority Lenders, approve from time to time as the technical and/or commercial manager of the Ship;

"Approved Management Agreement" means, in relation to a Ship, an agreement in relation to the technical and/or commercial management of that Ship entered into or to be entered into by the Approved Manager and the relevant Owner on such terms which the Agent may, on the instructions of all the Lenders in their sole and absolute discretion approve and in the plural means any or all of them;

"Approved Manager's Undertaking" means, in relation to a Ship, a letter of undertaking executed or to be executed by the Approved Manager in favour of the Agent, agreeing certain matters in relation to the Approved Manager of that Ship and subordinating its rights against such Ship and the relevant Owner to the rights of the Creditors Parties under the Finance Documents, in the Agreed Form and in the plural means any or all of them;

"Availability Period" means the period commencing on the date of this Agreement and ending on:

(a)	31 July 2013 (or such later date as the Agent may, with the authorisation of all of the Lenders, agree with the Borrower); or

(b)	if earlier, the date on which the Total Commitments are fully borrowed, cancelled or terminated;

"Balloon Amount" means the aggregate principal amount of all the Advances which are outstanding on the Final Repayment Date;

"Bodouroglou Family" means, together, each of the following:

(a)	Mr. Michael Bodouroglou;

(b)	all the lineal descendants in direct line of Mr. Michael Bodouroglou;

(c)	a husband or wife, or former husband or wife, or widower or widow of any of the above persons;

(d)	the estates, trusts or legal representatives of which any of the above persons are the beneficiaries; and

(e)
each company (other than a member of the Borrower's Group) legally or beneficially owned or (as the case may be) controlled by one or more of the persons or entities which would fall within paragraphs (a) to (d) of this definition, and each one of the above shall be referred to as "a member of the Bodouroglou Family";

"Bookrunner" means Nordea Bank Finland Plc, London Branch acting in such capacity through its office at City Place House, 55 Basinghall Street, London EC2V 5NB;

"Break Costs" means the amount (if any) by which:

(a)
the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in an Advance to the last day of the current Interest Period in respect of such Advance, had the principal amount received been paid on the last day of that Interest Period; exceeds

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount received by it on deposit with a leading bank in the Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period;

"Builder" means Zhejiang Ouhua Shipbuilding Co. Ltd., a company incorporated in the People's Republic of China whose registered office is at Xiaogan, Putuo District, Zhoushan City, Zhejiang Province, People's Republic of China;

"Business Day" means a day on which banks are open in London and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

"Cash" means the aggregate of:

(a)	cash in hand legally and beneficially owned by the Borrower; and

(b)	cash deposits legally and beneficially owned by the Borrower, and which are deposited with:

(i)	the Lenders;

(ii)
any other deposit taking institution having a rating of at least A from Standard & Poor's Rating Group Services or the equivalent with any other principal credit rating agency in the United States of America or Europe; or

(iii)	any other bank or financial institution approved by the Agent (on behalf of the Majority Lenders),

which in each case:

(A)	is free from any Security Interest, other than pursuant to the Security Documents;

(B)	is otherwise at the free and unrestricted disposal of the Borrower;

(C)
in the case of cash in hand or cash deposits held by the Borrower which is (in the opinion of the Agent, upon such documents and evidence as the Agent may require the Borrower to provide in order to form the basis of such opinion) capable or, upon the occurrence of an Event of Default, would become capable of being paid without restriction to the Borrower within five (5) Business Days of its request or demand therefore either by way of a dividend or by way of a repayment of principal (or the payment of interest thereon) in respect of an intercompany loan from the Borrower to that subsidiary.

"Cash Equivalent" means at any time:

(a)	any investment in marketable debt obligations issued or guaranteed by:

(i)	a government; or

(ii)	an instrumentality or agency of a government,

and in respect of (i) and (ii) having a credit rating of either A or higher by Standard & Poor's Rating Group Services or the equivalent with any other principal credit rating agency in the United States of America or Europe, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(b)	commercial paper (debt obligations) not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of at least A or higher by Standard & Poor's Rating Group Services or the equivalent with any other principal credit rating agency in the United States of America or Europe;

(c)	any investment in money market funds which:

(i)	have a credit rating of either A or higher by Standard & Poor's Rating Group Services or the equivalent with any other principal credit rating agency in the United States of America or Europe;

(ii)	invest substantially all their assets in securities of the types described in paragraphs (a) to (b) above; and

(iii)	can be turned into cash on not more than 5 days' notice; or

(d)
any other debt security approved by the Agent (on behalf of the Majority Lenders), in each case, to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of Group or subject to any Security Interest.

"Change of Control" means if two or more persons acting in concert or any individual person (other than the Bodouroglou Family) either (i) acquires legally or beneficially and either directly or indirectly an ownership interest and/or voting rights in excess of 50% of the issued share capital of the Borrower and/or (ii) has the right to ability to control, either directly or indirectly, the affairs or composition of the majority of the board of directors (or the equivalent of it) of the Borrower;

"CISADA" means the United States Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010 as it applies to non-US persons;

"Code" means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder;

"Commitment" means, in relation to a Lender, the amount set opposite its name in Schedule 1 Part A, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and "Total Commitments" means the aggregate of the Commitments of all the Lenders);

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 6;

"Confirmation" and "Early Termination Date", in relation to any continuing Transaction, have the meanings given in the Master Agreement;

"Contract Price" means, in relation to each Ship, the purchase price payable by the relevant Owner to the Builder pursuant to the relevant Shipbuilding Contract in respect of that Ship being at the date of this Agreement as set out in Schedule 5;

"Contractual Currency" has the meaning given in Clause 21.4;

"Contribution" means, in relation to a Lender, the part of the Loan which is owing to that Lender;

"Creditor Party" means the Agent, the Security Trustee, the Lead Arrangers, the Bookrunner, any Lender or the Swap Banks, whether as at the date of this Agreement or at any later time;

"Default" means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Majority Lenders and/or the satisfaction of any other condition, would constitute an Event of Default;

"Delivery Date" means, in relation to a Ship the date on which that Ship is delivered to, and accepted by, the relevant Owner under the Shipbuilding Contract for that Ship;

"Designated Transaction" means a Transaction which fulfils the following requirements:

(a)	it is entered into by the Borrower pursuant to the Master Agreement with a Swap Bank;

(b)
its purpose is the hedging of all or part of the Borrower's exposure under this Agreement to fluctuations in LIBOR arising from the funding of the Loan, or any part of it for a period expiring no later than the Final Repayment Date; and

(c)
it is designated by the Borrower, by delivery by the Borrower to the Agent of a notice of designation substantially in the form set out in Schedule 7, as a Designated Transaction for the purposes of the Finance Documents;

"Dollars" and "$" means the lawful currency for the time being of the United States of America;

"Drawdown Date" means, in relation to an Advance, the date requested by the Borrower for the Advance to be made, or (as the context requires) the date on which the Advance is actually made;

"Drawdown Notice" means a notice in the form set out in Schedule 2 (or in any other form which the Agent approves or reasonably requires);

"Earnings" means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the relevant Owner or the Security Trustee and which arise out of the use or operation of the Ship, including (but not limited to):

(a)	except to the extent that they fall within paragraph (b);

(i)	all freight, hire and passage moneys;

(ii)	compensation payable to the relevant Owner or the Security Trustee in the event of requisition of the Ship for hire;

(iii)	remuneration for salvage and towage services;

(iv)	demurrage and detention moneys;

(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship; and

(vi)	all moneys which are at any time payable under any Insurances in respect of loss of hire; and

(b)
if and whenever the Ship is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship;

"Earnings Account" means an account in the name of the Borrower with the Agent in London with the number 0045431301 and an account in the name of each Owner with the Agent in London with the account number specified in Schedule 5, or any other account which is designated by the Agent as an Earnings Account for the purposes of this Agreement and in the plural means any or all of them;

"EBITDA" means, as at the date of calculation or, as the case may be, for any accounting period, the consolidated net income of the Group for that accounting period:

(a)	plus, to the extent deducted in computing consolidated net income of the Group for that accounting period, the sum, without duplication, of:

(i)	all federal, state, local and foreign taxes and tax distributions;

(ii)	Net Interest Expenses; and

(iii)
depreciation, depletion, amortisation of intangibles and other non-cash charges or non-cash losses (including, without limitation, non-cash transaction expenses and the amortisation of debt discounts, any non-cash loss on sale or cancellation of vessels, any unrealised loss on derivatives contracts, provisions for doubtful debts, asset impairments, any loss from equity investments, stock-based compensation or loss arising from any non-controlling interest,) and any extraordinary losses not incurred in the ordinary course of business;

(b)
minus, to the extent added in computing consolidated net income of the Group for that accounting period, any non-cash income or non-cash gains (including, without limitation, any non-cash gain on sale or cancellation of vessels, any unrealised gain on derivatives contracts, any gain from equity investments, stock-based compensation or gain arising from any non-controlling interest) and any extraordinary gains not incurred in the ordinary course of business, all determined on a consolidated basis in accordance with GAAP and as shown in the consolidated statements of income for the Group in the Applicable Accounts;

"Environmental Claim" means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and "claim" means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

"Environmental Incident" means:

(a)	any release of Environmentally Sensitive Material from a Ship; or

(b)
any incident in which Environmentally Sensitive Material is released from a vessel other than a Ship as a result of a collision between a Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or any Ship and/or the Borrower and/or any Owner and/or the Approved Manager and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)
any other incident in which Environmentally Sensitive Material is released otherwise than from a Ship and in connection with which a Ship is actually or potentially liable to be arrested and/or where the Borrower and/or any Owner and/or the Approved Manager and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

"Environmental Law" means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

"ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder;

"ERISA Affiliate" means a trade or business (whether or not incorporated) that, together with the Borrower or any subsidiary of it, would be deemed to be a single employer under Section 414 of the Code;

"Environmentally Sensitive Material" means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

"Event of Default" means any of the events or circumstances described in Clause 19.1 and is "continuing" if it has not been remedied or waived;

"Final Repayment Date" means the date falling on the sixth anniversary of the date of this Agreement;

"Finance Documents" means:

(a)	this Agreement;

(b)	the Agency and Trust Agreement;

(c)	the Guarantees;

(d)	the Master Agreement Assignments;

(e)	the General Assignments;

(f)	the Mortgages;

(g)	the Accounts Security Deeds;

(h)	any Approved Charter Assignment;

(i)	the Approved Manager's Undertakings;

(j)	the Shares Pledges; and

(k)
any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower or any Owner or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders and/or the Swap Banks under this Agreement or the Master Agreements or any of the other documents referred to in this definition;

"Financial Indebtedness" means, in relation to a person (the "debtor"), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility or dematerialised equivalent made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)
under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)
under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (e) if the references to the debtor referred to the other person;

"Financial Year" means, in relation to the Group, each period of 1 year commencing on 1 January and ending on 31 December (inclusive) in respect of which its consolidated accounts are or ought to be prepared;

"Foreign Pension Plan" means any plan, fund (including without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Borrower or any one or more of its subsidiaries primarily for the benefit of its or their employees residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code;

"Fleet Vessels" means all of the vessels from time to time wholly owned by members of the Group (each a "Fleet Vessel");

"GAAP" means generally accepted accounting principles as from time to time in effect in the United States of America;

"General Assignment" means, in relation to a Ship, a general assignment of the Earnings, the Insurances, any Requisition Compensation and the rights of the relevant Owner under the relevant Approved Management Agreement in respect of that Ship to be executed by the relevant Owner in favour of the Security Trustee in the Agreed Form and in the plural means any or all of them;

"Group" means the Borrower and its subsidiaries from time to time during the Security Period and "member of the Group" shall be construed accordingly;

"Guarantee" means, in relation to an Owner, an on-demand guarantee in the Agreed Form to be given by that Owner in favour of the Security Trustee, irrevocably and unconditionally guaranteeing the obligations of the Borrower under this Agreement, the other Finance Documents and the Master Agreements and, in the plural, means any or all of them;

"IACS" means the International Association of Classification Societies or any successor organisation;

"Insurances" means in relation to a Ship:

(a)
all policies and contracts of insurance, including entries of that Ship in any protection and indemnity or war risks association, effected in respect of such Ship, the Earnings or otherwise in relation to such Ship; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;

"Interest Period" means a period determined in accordance with Clause 6;

"ISM Code" means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time (and the terms "safety management system", "Safety Management Certificate" and "Document of Compliance" have the same meanings as are given to them in the ISM Code);

"ISPS Code" means the International Ship and Port Facility Security Code as adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time;

"ISSC" means a valid and current International Ship Security Certificate issued under the ISPS Code;

"Lead Arranger" means a bank or financial institution listed in Schedule 1 Part B;

"Lender" means a bank or financial institution listed in Schedule 1 Part A and acting through its branch indicated in Schedule 1 Part A (or through another branch notified to the Borrower under Clause 26.14) or its permitted transferee, successor or assign;

"LIBOR" means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document:

(a)	the applicable Screen Rate; or

(b)
if no Screen Rate is available for that period, the rate per annum determined by the Agent to be the arithmetic mean of the rates, as supplied to the Agent at its request, quoted by each Reference Bank to leading banks in the London Interbank Market, as of 11 a.m. (London time) on the Quotation Date for that period for the offering of deposits in the relevant currency and for a period comparable to that period;

"Loan" means the principal amount for the time being outstanding under this Agreement;

"Major Casualty" means any casualty to the Ship in respect of which the claim or the aggregate of the claims against all insurers, after adjustment for any relevant franchise or deductible exceeds $1,000,000 or the equivalent in any other currency;

"Majority Lenders" means:

(a)	before an Advance has been made, Lenders whose Commitments total 60 per cent. of the Total Commitments; and

(b)	after an Advance has been made, Lenders whose Contributions total 60 per cent. of the Loan;

"Mandatory Cost" means the percentage rate per annum calculated by the Agent in accordance with Schedule 8;

"Margin" means two point seven five per cent. (2.75%) per annum;

"Margin Stock" has the meaning specified in Regulation U of the Board of Governors of the United States Federal Reserve System and any successor regulations thereto, as in effect from time to time;

"Market Disruption" has the meaning given in Clause 5.7;

"Market Value" means, in respect of each Ship and each other Fleet Vessel, the market value thereof determined from time to time in accordance with Clause 15.3;

"Master Agreement" means any master agreement (on 2002 ISDA (Multicurrency - Crossborder) form) made or to be made between the Borrower and a Swap Bank and includes all Transactions from time to time entered into and Confirmations from time to time exchanged thereunder and in the plural means any or all of them;

"Master Agreement Assignment" means, in relation to each Master Agreement, the assignment of that Master Agreement executed or to be executed by the Borrower, in Agreed Form and in the plural means any or all of them;

"Material Adverse Effect" means, in the opinion of the Majority Lenders, a material adverse effect on:

(a)	the business, assets, nature of assets, operations, property, liabilities, condition or prospects (financial or otherwise) of the Group; or

(b)	the ability of an Obligor to perform its obligations under any Master Agreement or any of the Finance Documents to which it is a party; or

(c)
the validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purporting to be granted pursuant to any of, the Finance Documents or any Master Agreement or the rights or remedies of any Finance Party under any of the Finance Documents or any Master Agreement;

"Mortgage" means, in relation to a Ship, the first preferred ship mortgage on that Ship under the applicable Approved Flag to be executed by the relevant Owner in favour of the Security Trustee in the Agreed Form, and in the plural means any or all of them;

"Multiemployer Plan" means, at any time, a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Borrower or any subsidiary of it or any ERISA Affiliate has any liability or obligation to contribute or has within any of the six preceding plan years had any liability or obligation to contribute;

"Notifying Lender" has the meaning given in Clause 23.1 or Clause 24.1 as the context requires;

"Obligors" means the Borrower and each Owner and, in the singular, means any of them;

"Owners" means each wholly-owned single purpose subsidiary of the Borrower, either incorporated in the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 or incorporated and existing in the Republic of Liberia with its registered office at 80 Broad Street, Monrovia, Liberia and listed in Schedule 5, each of which will become, following the delivery of its Ship, the owner of that Ship (and "Owners" means any or all one of them);

"Payment Currency" has the meaning given in Clause 21.4;

"Permitted Security Interests" means:

(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid master's and crew's wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months' prepaid hire under any charter in relation to a Ship not prohibited by this Agreement;

(e)
liens for master's disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Borrower or the relevant Owner in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 14.13;

(f)
any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses while the Borrower or relevant Owner is actively prosecuting or defending such proceedings or arbitration in good faith; and

(g)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps;

"Pertinent Document" means:

(a)	any Finance Document;

(b)	any policy or contract of insurance contemplated by or referred to in Clause 13 or any other provision of this Agreement or another Finance Document;

(c)	any other document contemplated by or referred to in any Finance Document; and

(d)
any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

"Pertinent Jurisdiction", in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company has the centre of its main interests or in which the company's central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)
a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or permanent place of business, or in which a

Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)
a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company, whether as main or territorial or ancillary proceedings or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c);

"Pertinent Matter" means:

(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a);

and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;

"Plan" means any employee benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect to which the Borrower or any subsidiary of it or ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA;

"Prohibited Person" means any person (whether designated by name or by reason of being included in a class of persons) against whom Sanctions are directed;

"Quarter Date" means each of 31 March, 30 June, 30 September and 31 December in each year;

"Quotation Date" means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document, the day which is 2 Business Days before the first day of that period, unless market practice differs in the London Interbank Market for a currency, in which case the Quotation Date will be determined by the Agent in accordance with market practice in the London Interbank Market (and if quotations would normally be given by leading banks in the London Interbank Market on more than one day, the Quotation Date will be the last of those days);

"Reference Banks" means, subject to Clause 26.16, the London branches of the Lead Arrangers;

"Relevant Person" has the meaning given in Clause 19.9;

"Repayment Date" means a date on which a repayment is required to be made under Clause 8;

"Requisition Compensation" includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of "Total Loss";

"Sanctions" means any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):

(a)	imposed by law or regulation of the United Kingdom, the Council of the European Union, the United Nations or its Security Council;

(b)	imposed by CISADA; or

(c)
otherwise imposed by any law or regulation by which the Borrower or any Owner is bound or, as regards a regulation, compliance with which is reasonable in the ordinary course of business of the Borrower or any Owner and for which a waiver or suspension has not been obtained;

"Scheduled Delivery Date" means the delivery date in relation to each Ship as specified in Schedule 5 and set out in the relevant Shipbuilding Contract;

"Screen Rate" means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document, the British Bankers' Association Interest Settlement Rate for the relevant currency and period displayed on Reuters page LIBOR 01 or on any other appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders;

"Secured Liabilities" means all liabilities which the Borrower, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or any Master Agreement or any judgment relating to any Finance Document or any Master Agreement; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country, Provided however that the liabilities which the Borrower, the Security Parties or any of them have at any time to the Swap Banks (or any of them) under or in connection with the Master Agreement shall as between the Creditor Parties rank in accordance with the terms set out in the Agency and Trust Agreement;

"Security Interest" means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the security rights of a plaintiff under an action in rem; and

(c)
any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

"Security Party" means each Owner and any other person (except a Creditor Party or the Approved Manager) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of "Finance Documents", and in the plural means any or all of them;

"Security Period" means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrower, the Security Parties and the Lenders that:

(a)	all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents and the Master Agreements have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document or any Master Agreement;

(c)
neither the Borrower nor any Security Party has any future or contingent liability under Clause 20, 21 or 22 or any other provision of this Agreement or another Finance Document or a Master Agreement; and

(d)
the Agent, the Security Trustee, the Majority Lenders and the Swap Banks do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

"Security Trustee" means Nordea Bank Finland Plc, London Branch, acting in such capacity through its office at City Place House, 55 Basinghall Street, London EC2V 3NB or any successor of it appointed under clause 5 of the Agency and Trust Agreement;

"Servicing Bank" means the Agent or the Security Trustee;

"Shares Pledge" means the deeds creating security over the share capital of each of the Owners in the Agreed Form and in the plural means any or all of them;

"Ship" means each vessel listed in Schedule 5, each of which is to be constructed by the Builder for, and purchased by, the relevant Owner under the relevant Shipbuilding Contract and upon delivery registered in the name of the relevant Owner under an Approved Flag and in the plural means any or all of them;

"Shipbuilding Contract" means in relation to a Ship the relevant shipbuilding contract dated 22 April 2010 in the case of hulls 604, 605 and 619 and dated 18 May 2010 in the case of hulls 612 and 625 relating to the relevant Ship, made between the Builder and the relevant Owner for the construction by the Builder of that Ship and its purchase by the relevant Owner as supplemented and amended from time to time;

"SMC" means a safety management certificate issued in respect of the Ship in accordance with Rule 13 of the ISM Code;

"Swap Banks" means each of the Lead Arrangers or their affiliates as listed in Schedule 1 Part B;

"Swap Exposure" means, as at any relevant date the amount certified by the Swap Banks to be the aggregate net amount in Dollars which would be payable by the Borrower to the Swap Banks under (and calculated in accordance with) the applicable provisions of each Master Agreement if an Early Termination Date had occurred on the relevant date in relation to all continuing Transactions entered into between the Borrower and the Swap Banks;

"Test Period" means the period from the beginning of the current Financial Year to the last date of the relevant financial quarter to which the Applicable Accounts relate;

"Total Loss" means:

(a)	actual, constructive, compromised, agreed or arranged total loss of a Ship;

(b)
any expropriation, confiscation, requisition or acquisition of a Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is within 1 month redelivered to the Owner's full control; and

(c)	any arrest, capture, seizure or detention of a Ship (including any hijacking or theft) unless it is within 3 months redelivered to the Owner's full control;

"Total Loss Date" means:

(a)	in the case of an actual loss of a Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of a Ship, the earliest of

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the relevant Owner with that Ship's insurers in which the insurers agree to treat that Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;

"Transaction" has the meaning given in the Master Agreement;

"Transfer Certificate" has the meaning given in Clause 26.2; and

"Trust Property" has the meaning given in clause 3.1 of the Agency and Trust Agreement.

1.2	Construction of certain terms. In this Agreement:

"administration notice" means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator;

"approved" means, for the purposes of Clause 13, approved in writing by the Agent;

"asset" includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

"company" includes any partnership, joint venture and unincorporated association;

"consent" includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

"contingent liability" means a liability which is not certain to arise and/or the amount of which remains unascertained;

"document" includes a deed; also a letter or fax;

"excess risks" means, in relation to a ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims;

"expense" means any kind of documented cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

"law" includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

"legal or administrative action" means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

"liability" includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

"months" shall be construed in accordance with Clause 1.3;

"obligatory insurances" means all insurances effected, or which the Owner is obliged to effect, under Clause 13 or any other provision of this Agreement or another Finance Document;

"parent company" has the meaning given in Clause 1.4;

"person" includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

"policy", in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

"protection and indemnity risks" means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02 or 1/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/11/95) or clause 8 of the Institute Time Clauses (Hulls) (1/10/83) or the Institute Amended Running Down Clause.(1/10/71) or any equivalent provision;

"regulation" includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

"subsidiary" has the meaning given in Clause 1.4;

"tax" includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

"war risks" includes the risk of mines and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03), clause 24 of the Institute Time Clauses (Hulls)(1/11/95) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83).

1.3
Meaning of "month". A period of one or more "months" ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started ("the numerically corresponding day"), but:

(a)
on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)
on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and "month" and "monthly" shall be construed accordingly.

1.4	Meaning of "subsidiary" and "parent". A company (S) is a subsidiary of another company (P) if:

(a)
a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;

and any company of which S is a subsidiary is a parent company of S.

1.5           General Interpretation. In this Agreement:

(a)
references to, or to a provision of, a Finance Document, the Master Agreement or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(b)	references to, or to a provision of, any law or regulation include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(c)	words denoting the singular number shall include the plural and vice versa; and

(d)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.

1.6	Headings. In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

2              FACILITY

2.1	Amount of facility. Subject to the other provisions of this Agreement, the Lenders shall make a loan facility up to the amount of $89,515,100 available to the Borrower.

2.2
Lenders' participations in Loan. Subject to the other provisions of this Agreement, each Lender shall participate in each Advance in the proportion which, as at the relevant Drawdown Date, its Commitment bears to the Total Commitments.

2.3	Purpose of Loan. The Borrower undertakes with each Creditor Party to use each Advance only for the purpose stated in the preamble to this Agreement.

3	POSITION OF THE LENDERS AND SWAP BANKS

3.1	Interests several. The rights of the Lenders and of the Swap Banks under this Agreement and under the Master Agreements are several.

3.2
Individual rights of action. Each Lender and each Swap Bank shall be entitled to sue for any amount which has become due and payable by the Borrower to it under this Agreement or under a Master Agreement without joining the Bookrunner, the Lead Arranger, the Agent, the Security Trustee, any Lender or any Swap Bank as individual parties to the proceedings.

3.3
Proceedings requiring the Majority Lenders' consent. Except as provided under Clause 3.2, neither any Lender nor any Swap Bank may commence proceedings against the Borrower or any Security Party in connection with a Finance Document or a Master Agreement or for any misrepresentation or breach of warranty by the Borrower or a Security Party under or connected with a Finance Document or a Master Agreement without the prior consent of the Majority Lenders.

3.4
Obligations several. The obligations of the Lenders under this Agreement and of the Swap Banks under the Master Agreement are several; and a failure of a Lender to perform its obligations under this Agreement or a failure of a Swap Bank to perform its obligations under the Master Agreement shall not result in:

(a)	the obligations of the other Lenders and/or the other Swap Bank being increased; nor

(b)	the Borrower, any Security Party, any other Lender or the other Swap Banks being discharged (in whole or in part) from its obligations under any Finance Document or under a Master Agreement;

and in no circumstances shall a Lender or a Swap Bank have any responsibility for a failure of another Lender to perform its obligations under this Agreement or a Master Agreement.

3.5
Designation notice. The Agent shall promptly send to each of the Lenders a copy of any swap designation notice (as referred to in paragraph (c) of the definitions of Designated Transaction) which it receives from the Borrower.

3.6
Reliance on action of Agent. The Borrower and each Security Party shall be entitled to assume that the Majority Lenders have duly given any instruction or authorisation which, under any provision of a Finance Document, is required in relation to any action which the Agent has taken or is about to take.

4	DRAWDOWN

4.1
Request for Advance. Subject to the following conditions, the Borrower may request an Advance to be made by ensuring that the Agent receives a completed Drawdown Notice not later than 11.00 a.m. (London time) 5 Business Days prior to the intended Drawdown Date.

4.2	Availability. The conditions referred to in Clause 4.1 are that:

(a)	a Drawdown Date has to be a Business Day during the Availability Period and a date falling no later than 210 days after the Scheduled Delivery Date for that Ship;

(b)	there shall be up to five (5) Advances but more than one (1) Advance may be drawn down on the same day;

(c)
each Advance shall be made at the same time as, and as part or all of, the payment by the Borrower on behalf of the relevant Owner of the relevant delivery instalment in relation to that Ship (however in no case prior to that Ship's Delivery Date);

(d)
the amount of each Advance shall not exceed the lower of (i) the relevant Advance Drawdown Amount for that Ship and (ii) sixty five per cent. (65%) of the Market Value of that Ship as at that Ship's Delivery Date;

(e)	the aggregate amount of the Advances shall not exceed the Total Commitments; and

(f)
if the ratio set out in Clause 15.1 were applied immediately following the making of such Advance and the Borrower would be obliged to provide additional security or prepay part of the Loan under that Clause 15, then the amount of the Advance shall be reduced to an amount whereby such additional security or prepayment would no longer be required.

4.3	Notification to Lenders of receipt of a Drawdown Notice. The Agent shall promptly notify the Lenders that it has received a Drawdown Notice and shall inform each Lender of:

(a)	the amount of the Advance and the Drawdown Date;

(b)	the amount of that Lender's participation in the Advance; and

(c)	the duration of the first Interest Period.

4.4
Drawdown Notice irrevocable. A Drawdown Notice must be signed by a duly authorised signatory of the Borrower; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Agent, acting on the authorisation of the Majority Lenders.

4.5
Lenders to make available Contributions. Subject to the provisions of this Agreement, each Lender shall, on and with value on each Drawdown Date, make available to the Agent for the account of the Borrower the amount due from that Lender on that Drawdown Date under Clause 2.2.

4.6
Disbursement of Advance. Subject to the provisions of this Agreement, the Agent shall on each Drawdown Date pay to the Borrower the amounts which the Agent receives from the Lenders under Clause 4.5; and that payment to the Borrower shall be made:

(a)
to the account of the Builder on behalf of the relevant Owner which the Borrower specifies in the Drawdown Notice subject to such payment being held to the order of the Agent for release upon actual delivery of the relevant Ship; and

(b)	in the like funds as the Agent received the payments from the Lenders.

4.7
Disbursement of Advance to third party. The payment by the Agent under Clause 4.6 to an account of the Builder shall constitute the making of the Advance and the Borrower shall at that time become indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender's Contribution.

4.8	Designated Transactions under a Master Agreement

(a)
The Borrower may at any time conclude Designated Transactions with any Swap Bank pursuant to the relevant Master Agreement for the purpose of swapping its interest payment obligations and managing its exposure to fluctuation in LIBOR under this Agreement. The Borrower agrees that signature of the Master Agreement does not commit the relevant Swap Bank to conclude Designated Transactions, or even to offer terms for doing so, but does provide a contractual framework within which Designated Transactions may be concluded and secured, assuming that mutually acceptable terms can be agreed at the relevant time.

(b)
The Lenders agree that, to enable the Borrower to secure its obligations to the Swap Banks under the Master Agreement, the security of the other Finance Documents shall be held by the Security Trustee not only to secure the Borrower's obligations under this Agreement but also the Borrower's obligations under the Master Agreement on the terms set out in Clause 17.

5	INTEREST

5.1	Payment of normal interest. Subject to the provisions of this Agreement, interest on the Loan in respect of each Interest Period shall be paid by the Borrower on the last day of that Interest Period.

5.2
Normal rate of interest. Subject to the provisions of this Agreement, the rate of interest on the Loan in respect of an Interest Period shall be the aggregate of the Margin, the Mandatory Cost (if any) and LIBOR for that Interest Period.

5.3
Payment of accrued interest. In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

5.4	Notification of Interest Periods and rates of normal interest. The Agent shall notify the Borrower and each Lender of:

(a)	each rate of interest; and

(b)	the duration of each Interest Period,

as soon as reasonably practicable after each is determined.

5.5
Obligation of Reference Banks to quote. A Lender which is a Reference Bank shall use all reasonable efforts to supply the quotation required of it for the purposes of fixing a rate of interest under this Agreement.

5.6
Absence of quotations by Reference Banks. If any Reference Bank fails to supply a quotation, the Agent shall determine the relevant LIBOR on the basis of the quotations supplied by the other Reference Bank or Banks; but if 2 or more of the Reference Banks fail to provide a quotation, the relevant rate of interest shall be set in accordance with the following provisions of this Clause 5.

5.7	Market disruption. If a Market Disruption Event (as defined in this Clause 5.7 below) occurs in relation to the then outstanding Loan for any Interest Period, then:

(a)	the rate of interest on each Lender's Contribution for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin;

(ii)	the Mandatory Cost (if any, but excluding any Mandatory Costs to the extent applicable on the date of this Agreement); and

(iii)
the rate notified to the Agent by that Lender and certified by that Lender to be that which expresses as a percentage rate per annum the cost to that Lender of funding its Contribution from whatever source it may reasonably select; and

(b)	the following provisions of this Clause 5 shall apply.

In this Agreement, "Market Disruption Event" means:

(A)	if at or about 11:00 hours (London time) on the Quotation Date for the relevant Interest Period LIBOR is not available; or

(B)
the Agent receives notifications at any time from a Lender or Lenders whose Contributions exceed fifty per cent. (50%) of the then outstanding Loan (or whose Commitments exceed fifty per cent. (50%) of the Total Commitments) that the cost to it or them of obtaining matching deposits in the London interbank market would be in excess of LIBOR.

5.8
Notification of market disruption. The Agent shall promptly notify the Borrower and each of the Lenders stating the circumstances falling within Clause 5.7 which have caused its notice to be given and the interest rates calculated by reference to Clause 5.7(a).

5.9
Notice of prepayment. If the Borrower does not agree with an interest rate notified by a Lender under Clause 5.7(a), the Borrower may give the Agent not less than 15 Business Days' notice of its intention to prepay that Lender's Contribution at the end of the interest period.

5.10
Prepayment; termination of Commitments. A notice under Clause 5.9 shall be irrevocable; the Agent shall promptly notify the Lenders of the Borrower's notice of intended prepayment of any Lender's Contribution and:

(a)	on the date on which the Agent serves that notice, that Lender's Commitment shall be cancelled; and

(b)
on the last Business Day of the interest period, the Borrower shall prepay (without premium or penalty) that Lender's Contribution together with accrued interest thereon at the applicable rate plus the Margin and the Mandatory Cost (if any).

5.11	Application of prepayment. The provisions of Clause 8 shall apply in relation to the prepayment.

6	INTEREST PERIODS

6.1
Commencement of Interest Periods. The first Interest Period applicable to an Advance shall commence on the Drawdown Date applicable to it and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

6.2
Duration of normal Interest Periods. Subject to Clauses 6.3 and 6.4, each Interest Period (with the exception of the first Interest Period for each Advance which shall be of such duration as to expire on the next applicable Quarter Date and of the final Interest Period for each Advance which shall be of such duration as to expire on the Final Repayment Date) shall be:

(a)	3 months; or

(b)	such other period as the Agent may, with the authorisation of all the Lenders, agree with the Borrower.

6.3	Duration of Interest Periods for repayment instalments. In respect of an amount due to be repaid under Clause 8 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.

6.4
Non-availability of matching deposits for Interest Period selected. If, after the Borrower has selected and the Lenders have agreed an Interest Period longer than 6 months, any Lender notifies the Agent by 11.00 a.m. (London time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 6 months.

7	DEFAULT INTEREST

7.1
Payment of default interest on overdue amounts. The Borrower shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by the Borrower under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date falling 3 Business Days after the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable.

7.2
Default rate of interest. Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2 per cent. above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at Clauses 7.3(a) and (b); or

(b)	in the case of any other overdue amount, the rate set out at Clause 7.3(b).

7.3	Calculation of default rate of interest. The rates referred to in Clause 7.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period);

(b)	the aggregate of the Margin, the Mandatory Cost (if any) plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time:

(i)	LIBOR; or

(ii)
if the Agent (after consultation with the Reference Banks) determines that Dollar deposits for any such period are not being made available to any Reference Bank by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Reference Banks from such other sources as the Agent (after consultation with the Reference Banks) may from time to time determine.

7.4
Notification of interest periods and default rates. The Agent shall promptly notify the Lenders and the Borrower of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Agent's notification.

7.5
Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.6	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

7.7
Application to Master Agreement. For the avoidance of doubt, this Clause 7 does not apply to any amount payable under the Master Agreement in respect of any continuing Designated Transaction as to which the relevant provisions of the Master Agreement shall apply.

8	REPAYMENT AND PREPAYMENT

8.1
Amount of repayment instalments. The Borrower shall repay each Advance by (i) equal consecutive quarterly instalments each in an amount equal to one sixtieth (1/60th) of the relevant Advance and (ii) the Balloon Amount, as the same may from time to time be reduced in accordance with Clause 8.10 below.

8.2
Repayment Dates. The first instalment for each Advance shall be repaid on the first Quarter Date falling after the Drawdown Date for that Advance and subsequent quarterly instalments for each Advance shall be repaid on each Quarter Date falling after the first Repayment Date and the last instalment and the Balloon Amount for each Advance shall be repaid on the Final Repayment Date.

8.3
Final Repayment Date. On the Final Repayment Date, the Borrower shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.

8.4	Voluntary prepayment. Subject to the following conditions, the Borrower may prepay the whole or any part of the Loan at any time.

8.5	Conditions for voluntary prepayment. The conditions referred to in Clause 8.4 are that:

(a)	a partial prepayment shall be $1,000,000 or an integral multiple of $1,000,000;

(b)
the Agent has received from the Borrower at least 5 Business Days' prior written notice specifying the Advance or Advances to be prepaid, the amount to be prepaid and the date on which the prepayment is to be made; and

(c)
the Borrower has provided evidence satisfactory to the Agent that any consent required by the Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any requirement relevant to this Agreement which affects the Borrower or any Security Party has been complied with.

8.6
Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorisation of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

8.7	Notification of notice of prepayment. The Agent shall notify the Lenders promptly upon receiving a prepayment notice.

8.8
Mandatory prepayment. The Borrower shall be obliged to prepay the Loan and cancel the Commitments in an amount equal to the aggregate amount of the Loan then outstanding and the undrawn Commitments multiplied by a fraction the numerator of which is the Market Value of the relevant Ship and the denominator of which is the aggregate of the Market Values of all the Ships:

(a)	if a Ship is sold, on or before the date on which the sale is completed by delivery of the relevant Ship to the buyer; or

(b)
if the relevant Ship becomes a Total Loss, on the earlier of the date falling 120 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss; or

8.9
Amounts payable on prepayment. A prepayment shall be made together with accrued interest (and any other amount payable under Clause 21 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause 21.1(b) but without premium or penalty.

8.10
Application of partial prepayment. Each partial prepayment shall be applied against the repayment instalments specified in Clause 8.1 and the Balloon Amount for the relevant Advance or Advances on a pro rata basis.

8.11	No reborrowing. No amount prepaid or repaid may be reborrowed.

8.12	Voluntary cancellation of Commitments. Subject to the following conditions, the Borrower may cancel the whole or any part of the Total Commitments.

8.13	Conditions for cancellation of Commitments. The conditions referred to in Clause 8.12 are that:

(a)	a partial cancellation shall be $1,000,000 or a higher integral multiple of $1,000,000; and

(b)
the Agent has received from the Borrower at least five (5) Business Days' prior written notice specifying the amount of the Total Commitments to be cancelled and the date on which the cancellation is to take effect.

8.14
Effect of notice of cancellation. The service of a cancellation notice given under Clause 8.13 shall cause the amount of the Total Commitments specified in the notice to be permanently cancelled and any partial cancellation shall be applied against the Commitments of each Lender pro rata.

8.15
Unwinding of Transactions. On or prior to any repayment or prepayment under this Clause 7 or any other provision of this Agreement, the Borrower shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Transactions so that the notional principal amount of the continuing Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortisation) exceed the amount of the Loan as reducing from time to time thereafter pursuant to Clause 8.1.

9	CONDITIONS PRECEDENT

9.1	Documents, fees and no default. Each Lender's obligation to contribute to an Advance is subject to the following conditions precedent:

(a)	that, on or before the service of the first Drawdown Notice, the Agent receives the documents described in Part A of Schedule 3 in form and substance satisfactory to the Agent;

(b)
that, on or before the service of the first Drawdown Notice, the Agent receives all accrued commitment fee payable pursuant to Clause 20.1 and has received payment of the expenses referred to in Clause 20.2; and

(c)	that, on or before the each Drawdown Date in respect of each Advance, the Agent receives the documents described in Part B of Schedule 3 in form and substance satisfactory to the Agent;

(d)	that both at the date of each Drawdown Notice and at each Drawdown Date:

(i)	no Event of Default or Default has occurred or would result from the borrowing of the Loan;

(ii)
the representations and warranties in Clause 10 and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing; and

(iii)	none of the circumstances contemplated by Clause 5.7 has occurred and is continuing; and

(e)	there has been no Material Adverse Effect;

(f)
that, if the ratio set out in Clause 15.1 were applied immediately following the making of the Advance, the Borrower would not be obliged to provide additional security or prepay part of the Loan under that Clause; and

(g)
that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which -the Agent may, with the authorisation of the Majority Lenders, request by notice to the Borrower prior to the Drawdown Date.

9.2
Waiver of conditions precedent. If the Majority Lenders, at their discretion, permit an Advance to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrower shall ensure that those conditions are satisfied within such period after the Drawdown Date as the Agent may, with the authorisation of the Majority Lenders, specify.

10	REPRESENTATIONS AND WARRANTIES

10.1	General. The Borrower represents and warrants to each Creditor Party as follows.

10.2
Status. The Borrower is duly incorporated and validly existing and in good standing under the laws of the Marshall Islands and each of the Owners is duly incorporated and validly existing and in good standing under the laws of the Marshall Islands or Liberia (as the case may be).

10.3	Share capital and ownership. The Borrower has an authorised share capital of $780,000 divided into 780,000,000 registered shares.

10.4	Corporate power of the Borrower. The Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to execute the Finance Documents to which the Borrower is a party and the Master Agreements; and

(b)
to borrow under this Agreement, to enter into Transactions under any Master Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents to which it is a party and any Master Agreement.

10.5	Corporate power of the Owners. Each Owner has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to execute the relevant Shipbuilding Contract, to purchase and pay for the relevant Ship under such Shipbuilding Contract and to register that Ship in its name under an Approved flag;

(b)	to execute the Finance Documents to which the Owner is a party; and

(c)	to borrow and to make all the payments contemplated by, and to comply with, those Finance Documents to which it is a party.

10.6	Consents in force. All the consents referred to in Clauses 10.4 and 10.5 remain in force and nothing has occurred which makes any of them liable to revocation.

10.7
Legal validity; effective Security Interests. The Finance Documents and any Master Agreement to which the Borrower or any Owner is a party do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)
constitute the Borrower's or that Owner's (as the case may be) legal, valid and binding obligations enforceable against the Borrower or that Owner (as the case may be) in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate,

subject to any relevant insolvency laws affecting creditors' rights generally.

10.8
No third party Security Interests. Without limiting the generality of Clause 10.7, at the time of the execution and delivery of each Finance Document to which the Borrower or the relevant Owner is a Party:

(a)	the Borrower or that Owner will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)
no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.9
No conflicts. The execution by the Borrower and of each Owner of each Finance Document to which it is a party and execution by the Borrower of any Master Agreement, and the borrowing by the Borrower of the Loan, and their respective compliance with each Finance Document to which they are a party will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of the Borrower or the relevant Owner; or

(c)	any contractual or other obligation or restriction which is binding on the Borrower or the relevant Owner or any of their assets.

10.10
No withholding taxes. All payments which the Borrower or any Owner is liable to make under the Finance Documents may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

10.11	No default. No Event of Default or Default has occurred.

10.12
Information. All information which has been provided in writing by or on behalf of the Borrower or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.5; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.7; and there has been no material adverse change in the financial position or state of affairs of the Borrower or the Owners from that disclosed in the latest of those accounts.

10.13
No litigation. No legal or administrative action involving the Borrower or any Owner (including action relating to any alleged or actual breach of the ISM Code or the ISPS Code) has been commenced or taken or, to the Borrower's knowledge, is likely to be commenced or taken which in either case would be likely to have a Material Adverse Effect.

10.14
Validity and completeness of the Shipbuilding Contracts. Each Shipbuilding Contract constitutes valid, binding and enforceable obligations of the relevant Owner respectively in accordance with its terms; and:

(a)	the copies of the Shipbuilding Contracts delivered to the Agent before the date of this Agreement are true and complete copies; and

(b)	no material amendments or additions to the Shipbuilding Contracts have been agreed nor has any Owner or the Builder waived any of their respective rights under a Shipbuilding Contract.

10.15
No rebates etc. There is no agreement or understanding to allow or pay any rebate, premium, commission, discount or other benefit or payment (howsoever described) to any Owner or to the Borrower or, to the best of the Borrower's knowledge, to the Builder or a third party in connection with the purchase by each of the Owners of the relevant Ships, other than as disclosed to the Lenders in writing on or prior to the date of this Agreement.

10.16	Compliance with certain undertakings. At the date of this Agreement, the Borrower is in compliance with Clauses 11.2, 11.4, 11.9 and 11.13.

10.17	Taxes paid. The Borrower and each Owner has paid all taxes applicable to, or imposed on or in relation to the Borrower, that Owner, its business or the Ships.

10.18	ISM Code and ISPS Code compliance. All requirements of the ISM Code and the ISPS Code as they relate to the Borrower, each Owner, the Approved Manager and the Ship have been complied with.

10.19
No money laundering. Without prejudice to the generality of Clause 2.2, in relation to the borrowing by the Borrower of the Loan, the performance and discharge by the Borrower and each Owner of its obligations and liabilities under the Finance Documents and the Master Agreement, and the transactions and other arrangements effected or contemplated by the Finance Documents to which the Borrower or each Owner is a party and the Master Agreement, the Borrower for itself and on behalf of each Owner confirms (i) that it is acting for its own account, (ii) that it will use the proceeds of the Loan for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement and (iii) that the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat "money laundering" (as defined in Article 1 of the Directive 2005/60/EC of the European parliament and of the (Council).

10.20	Sanctions. As regards Sanctions:

(a)
neither the Borrower nor any Owner is a Prohibited Person, neither the Borrower nor any Owner is owned or controlled by, or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person and neither the Borrower nor any Owner owns or controls a Prohibited Person; and

(b)
no proceeds of any Advance shall be made available, directly or indirectly, to or for the benefit of a Prohibited Person or otherwise shall be, directly or indirectly, applied in a manner or for a purpose prohibited by Sanction.

10.21
No immunity. The Borrower is not, nor is any of its assets (including each Owner) entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suite attachment prior to judgement, execution or other enforcement).

10.22
Compliance with applicable laws. The Borrower and, as relevant, each Owner is at all times in compliance with all applicable laws or regulations, including but not limited to all Environmental Laws unless an appropriate waiver or suspension in connection thereto has been obtained.

10.23	Ownership of the Owners. The Borrower is the sole legal and beneficial owner of the entire authorised share capital of each of the Owners.

10.24	Pension plans. None of the Owners or the Borrower maintains any Plan, Multiemployer Plan or Foreign Pension Plan.

10.25
Margin stock. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock and no proceeds of any Advance will be used to buy or carry any Margin Stock or to extend credit to others for the purpose of buying or carrying any Margin Stock.

10.26	Investment company, public utility, etc. The Borrower is not:

(a)
an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended; or

(b)	a "public utility" within the meaning of the United States Federal Power Act of 1920, as amended.

11	GENERAL UNDERTAKINGS

11.1
General. The Borrower undertakes with each Creditor Party to comply with the following provisions of this.Clause 11 at all times during the Security Period (save that in the case of Clause 11.9 any such obligation related to a Ship will start when such Ship is delivered to its Owner) except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

11.2	Title; negative pledge. The Borrower will:

(a)
hold the legal title to, and own the entire beneficial interest in each Owner free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents; and

(b)
procure that each Owner will not create or permit to arise any Security Interest over any other asset, present or future other than Permitted Security Interests or in the normal course of its business of acquiring, financing and operating the Ship which is owned by such Owner and, in the case of the Borrower, will not create or permit to arise any Security Interest over any rights against the Swap Banks under any Master Agreement (other than under the Finance Documents); and

(c)
procure that its liabilities under the Finance Documents to which it is a party and the Master Agreement and the liabilities of each Owner under the Finance Documents to which it is a party do and will rank at least pari passu with all their other present and future unsecured liabilities, except for liabilities which are mandatorily preferred by law.

11.3	No disposal of assets. The Borrower will not transfer, lease or otherwise dispose of all or a substantial part of its assets, whether by one transaction or a number of transactions,

whether related or not and will procure that each Owner will not transfer, lease or otherwise dispose of:

(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or

(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation.;

but paragraph (a) does not apply to any charter of the Ship as to which Clause 14.13 applies.

11.4
No other liabilities or obligations to be incurred. The Borrower will procure that each Owner will not incur any liability or obligation except liabilities and obligations under the Shipbuilding Contract and the Finance Documents to which it is a party and liabilities or obligations reasonably incurred in the ordinary course of operating and chartering the relevant Ship.

11.5
Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of the Borrower and any Owner under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

11.6	Provision of financial statements. The Borrower will send to the Agent:

(a)	as soon as possible, but in no event later than 120 days after the end of each Financial Year of the Borrower, the audited consolidated accounts of the Borrower and its subsidiaries;

(b)	as soon as possible, but in no event later than 90 days after the end of each quarter in each Financial Year of the Borrower:

(i)
unaudited consolidated income statements, balance sheets and cash flow statements of the Borrower and its subsidiaries and unaudited individual accounts of the Borrower certified as to their correctness by the chief financial officer of the Borrower; and

(ii)	quarterly Compliance Certificates (including supporting schedules); and

(c)
as soon as possible, but in no event later than 90 days after the end of each Financial Year of the Borrower, a budget and financial projections of the Borrower and its subsidiaries, on a consolidated basis, which shows all anticipated income and expenditure of the Borrower and its subsidiaries, on a consolidated basis, during the next three Financial Years of the Borrower provided in good faith by the chief financial officer of the Borrower.

11.7	Form of financial statements. All accounts (audited and unaudited) delivered under Clause 11.6 will:

(a)	be prepared in accordance with all applicable laws and GAAP consistently applied;

(b)	give a true and fair view of the state of affairs of the Borrower and its subsidiaries at the date of those accounts and of their profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of the Borrower and its subsidiaries.

11.8
Shareholder and creditor notices. The Borrower will send the Agent, at the same time as they are despatched, copies of all communications which are despatched to the Borrower's shareholders (unless prohibited by law or regulation to do so) unless such communications are available through the internet.

11.9
Consents. The Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents or waivers of such consents (including, without limitation, any governmental and third party consents) required:

(a)	for the Borrower an each Owner to perform its obligations under any Finance Document to which it is a party or the Master Agreements;

(b)	for the validity or enforceability of any Finance Document to which it or any Owner is a party or the Master Agreements; and

(c)	for each Owner to continue to own and operate the Ship owned by it,

and the Borrower will comply (or procure compliance, as the case may be) with the terms of all such consents unless a waiver in relation thereto has been obtained .

11.10	Maintenance of Security Interests. The Borrower will:

(a)
at its own cost, do all that it reasonably can and procure that each Owner does all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)
without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.11
Notification of litigation. The Borrower will provide the Agent with details of any legal or administrative action involving the Borrower, any Security Party, the Approved Manager or the Ships, their Earnings as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

11.12
Amendment to Shipbuilding Contracts. The Borrower will procure that no Owner will agree to any amendment or supplement to the Shipbuilding Contract to which it is a party, or to any of its provisions, which would materially affect the type of vessel being constructed, or its deadweight, or its class notation, or have a material adverse effect on the market value of the relevant Ship.

11.13
Principal place of business. The Borrower will maintain its place of business, and keep its corporate documents and records, at the address stated at Clause 28.2(a), and the Borrower will not establish, or do anything as a result of which it would be deemed to have, a place of business in any country other than the Marshall Islands and Greece.

11.14
Confirmation of no default. The Borrower will, within 2 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by the chief financial officer of the Borrower and which:

(a)	states that no Event of Default or Default has occurred; or

(b)	states that no Event of Default or Default has occurred, except for a specified event or matter, of which all material details are given.

The Agent may serve requests under this Clause 11.14 from time to time but only if asked to do so by a Lender or Lenders having Contributions exceeding 10 per cent. of the Loan or (if the Loan has not been made) Commitments exceeding 10 per cent of the Total Commitments; and this Clause 11.14 does not affect the Borrower's obligations under Clause 11.15.

11.15	Notification of default. The Borrower will notify the Agent as soon as the Borrower becomes aware of:

(a)	the occurrence of an Event of Default or a Default; or

(b)	any matter which indicates that an Event of Default or a Default may have occurred or may occur;

and will keep the Agent fully up-to-date with all developments.

11.16
Provision of further information. The Borrower will, as soon as practicable after receiving the Agent's relevant request, provide the Agent (unless prohibited by law or regulation to do so) with any additional financial or other information relating:

(a)
to the Borrower, the Group, the Fleet Vessels, the Ships, their Insurances, their Earnings or the Owners (including, but not limited to, any sales or purchases of Fleet Vessels, the incurrence of Financial Indebtedness, the refinancing or restructuring of any loan or credit facilities and details of the employment of the Fleet Vessels) as the Agent may require (unless prohibited by law or regulation to do so); or

(b)	to any other matter relevant to, or to any provision of, a Finance Document,

which may be requested by the Agent, the Security Trustee or any Lender at any time.

11.17
Provision of copies and translation of documents. The Borrower will supply the Agent with a sufficient number of copies of the documents referred to above to provide 1 copy for each Creditor Party; and if the Agent so requires in respect of any of those documents, the Borrower will provide a certified English translation prepared by a translator approved by the Agent.

11.18
Ownership. The Borrower shall ensure that (a) it shall remain the direct owner of the whole of the issued share capital of each Owner and (b) there shall be no change in the legal and beneficial ownership of the shares in each Owner.

11.19	"Know your customer" checks. If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of the Borrower or any Security Party after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (c), any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or the Lender concerned supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (c), on behalf of any prospective new Lender) in order for the Agent, the Lender concerned or, in the case of the event described in paragraph (c), any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

11.20	Financial Year. The Borrower shall not change the beginning and end dates of its Financial Year.

12	CORPORATE UNDERTAKINGS

12.1
General. The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

12.2	Maintenance of status. The Borrower will maintain its separate corporate existence and remain in good standing under the laws of the Republic of the Marshall Islands.

12.3	Maintenance of listing. The Borrower will at all times maintain its listing on the New York Stock Exchange;

12.4	Negative undertakings. The Borrower will not and shall procure that each Owner will not:

(a)	change the nature of its business; or

(b)
in the case of the Borrower only, pay any dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital if (i) an Event of Default has occurred and has not been remedied or (ii) an Event of Default will result from the payment of a dividend or the making of any other form of distribution or (iii) after the payment of such dividend or the making of such distribution the minimum liquidity (as calculated in accordance with Clause 12.6(b) below) after such distribution shall be less than the greater of (i) $25,000,000 or (ii) $1,250,000 multiplied by the number of Fleet Vessels; or

(c)	provide any form of credit or financial assistance to:

(i)	a person who is directly or indirectly interested in the Borrower's or that Owner's share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected,

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower or the Owner than those which it could obtain in a bargain made at arms' length;

(d)
for the avoidance of doubt, subject to the provisions of Clause 12.4(b) the Borrower and each Owner is permitted at any time, in such manner and as many times as it deems fit to pay dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital;

(e)	allow any Owner to open or maintain, any account with any bank or financial institution except accounts with the Agent for the purposes of the Finance Documents;

(f)	allow any Owner to issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued share capital;

(g)
allow any Owner to acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks or enter into any transaction in a derivative other than Transactions; and

(h)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation.

12.5
Subordination of rights of Borrower. All rights which the Borrower at any time has against any Owner or its assets shall be fully subordinated to the rights of the Creditor Parties under the Finance Documents; and in particular, the Borrower shall not during the Security Period:

(a)	claim, or in a bankruptcy of any Owner prove for, any amount payable to the Borrower by any Owner, whether in respect of this or any other transaction;

(b)	take or enforce any Security Interest for any such amount; or

(c)	claim to set off any such amount against any amount payable by the Borrower to any Owner.

12.6	Financial Covenants. The Borrower shall ensure that:

(i)	in the case of Clauses 12.6(a) and 12.6(b) at all times during the relevant Test Period; and

(ii)	in the case of Clauses 12.6(c) to 12.6(e) on the last date of the relevant Test Period,

the Group on a consolidated basis shall comply with the following covenants:

(a)
Minimum Working Capital. The sum of total current assets (including restricted but unpledged cash representing minimum liquidity required to be maintained under any Financial Indebtedness) less current liabilities shall be not less than $0.

(b)
Minimum Liquidity. There is available to the Borrower Cash and Cash Equivalents (including restricted but unpledged cash representing minimum liquidity required to be maintained under any Financial Indebtedness) which are not subject to any Security Interest in an amount of not less than the greater of (i) $15,000,000 or (ii) $750,000 multiplied by the number of Fleet Vessels owned by the Group on the last day of the relevant Test Period.

(c)	Minimum Interest Coverage. The ratio of EBITDA to cash paid during the relevant Test Period for net interest shall not be less than 3.00:1.00 on the last day of such Test Period.

(d)
Maximum Leverage. The ratio of the aggregate Financial Indebtedness net of Cash and Cash Equivalents (including restricted but unpledged cash representing minimum liquidity required to be maintained under Financial Indebtedness) to EBITDA (which for these purposes shall be calculated on a trailing four quarter basis up to and including the end of the Test Period) shall not exceed on the last day of such Test Period:

(i)	5.50:1.00 until 31 December 2012; and

(ii)	5.00:1.00 thereafter.

(e)
Maximum Indebtedness. The ratio of the aggregate Financial Indebtedness net of Cash and Cash Equivalents (including restricted but unpledged cash representing minimum liquidity required to be maintained under Financial Indebtedness) to the Market Value of the Fleet Vessels owned by the Group on the last day of such Test Period shall not exceed:

(i)	0.70:1.00 until 31 December 2012; and

(ii)	0.65:1.00 thereafter.

12.7
Compliance Check. Compliance with the undertakings contained in Clause 12.6 for the relevant Test Period in each Financial Year and with the ratio specified in Clause 15.1 shall (in addition to the provisions of Clause 15) be determined:

(a)
at the time the Agent receives the audited consolidated accounts of the Group and the unaudited consolidated accounts of the Group (pursuant to Clauses 11.6(a) and 11.6(b) respectively), by reference to the unaudited consolidated accounts in the case of the first three financial quarters in each Financial Year and for the fourth financial quarter in each Financial Year, initially by reference to the unaudited consolidated accounts for the relevant fourth quarter and, once available, by reference to the audited consolidated accounts for that Financial Year of the Group; and

(b)	at any other time as the Lender may reasonably request.

At the same time as it delivers the consolidated accounts referred to in Clause 11.6, the Borrower shall deliver to the Lender a Compliance Certificate, in the form set out in Schedule 6, demonstrating its compliance (or not, as the case may be) with the provisions of Clause 12.6 and with the provisions of Clause 15 signed by the chief financial officer of the Borrower.

13	INSURANCE

13.1
General. The Borrower also undertakes with each Creditor Party to procure that each Owner shall comply with the following provisions of this Clause 13 at all times during the Security Period (after the relevant Ship has been delivered to it under the Shipbuilding Contract) except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

13.2	Maintenance of obligatory insurances. The Borrower shall procure that each Owner shall keep the Ship insured at the expense of that Owner against:

(a)	fire and usual marine risks (including hull and machinery, increased value and excess risks);

(b)	war risks (including terrorism, piracy and confiscation);

(c)	protection and indemnity risks (other than loss of hire or political risks); and

(d)
any other risks against which the Security Trustee considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Security Trustee be reasonable for the relevant Owner to insure and which are specified by the Security Trustee by notice to the Borrower.

13.3	Terms of obligatory insurances. The Borrower shall procure that each Owner shall effect such insurances:

(a)	in Dollars;

(b)
in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of (i) all amounts which when aggregated with the insured value of any other Ship subject to a Mortgage is at least 120 per cent. of the Loan and (ii) the Market Value of that Ship. Provided however that each Ship must be insured by way of a hull and machinery policy at an agreed insured value (excluding freight interest) of not less than the greater of (i) 80% of the Market Value of such Ship or (ii) an amount which when aggregated with the agreed insured values under all the other hull and machinery policies for the other Ships subject to a Mortgage is not less than the principal amount of the Loan, with the remaining cover able to be insured by way of Hull Interest and/or Freight Interest; and

(c)
in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market (currently $1,000,000,000);

(d)	in relation to protection and indemnity risks in respect of the Ship's full value and tonnage of the Ship owned by that Owner;

(e)	on approved terms; and

(f)
through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

13.4	Further protections for the Creditor Parties. In addition to the terms set out in Clause 13.3, the Borrower shall procure that the obligatory insurances shall:

(a)	subject always to paragraph (b), name the relevant Owner as the sole named assured unless the interest of every other named assured is limited:

(i)	in respect of any obligatory insurances for hull and machinery and war risks;

(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and

(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and

(ii)
in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;

and every other named assured has undertaken in writing to the Security Trustee (in such form as it requires) that any deductible shall be apportioned between the relevant Owner and every other named assured in proportion to the gross claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

(b)
whenever the Security Trustee requires, name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)	name the Security Trustee as loss payee with such directions for payment as the Security Trustee may specify;

(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;

(e)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Creditor Party; and

(f)	provide that the Security Trustee may make proof of loss if the Owner fails to do so.

13.5	Renewal of obligatory insurances. The Borrower shall procure that each Owner shall:

(a)	at least 21 days before the expiry of any obligatory insurance:

(i)
notify the Security Trustee of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom that Owner proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Security Trustee's approval to the matters referred to in paragraph (i);

(b)	at least 14 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Security Trustee's approval pursuant to paragraph (a); and

(c)
procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.

13.6
Copies of policies; letters of undertaking. The Borrower shall procure that each Owner shall ensure that all approved brokers provide the Security Trustee with pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters or undertaking in a form required by the Security Trustee and including undertakings in their standard approved format issued by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 13.4;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;

(d)
they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from the relevant Owner or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and

(e)
they will not set off against any sum recoverable in respect of a claim relating to the relevant Ship under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of such Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of such Ship forthwith upon being so requested by the Security Trustee.

13.7
Copies of certificates of entry. The Borrower shall procure that each Owner shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by it is entered provides the Security Trustee with:

(a)	a certified copy of the certificate of entry for that Ship;

(b)	a letter or letters of undertaking in the standard approved form usually issued by such protection and indemnity and/or war risks association as may be required by the Security Trustee; and

(c)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Ship.

13.8
Deposit of original policies. The Borrower shall procure that each Owner shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

13.9
Payment of premiums. The Borrower shall procure that each Owner shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Security Trustee.

13.10
Guarantees. The Borrower shall procure that each Owner shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.11
Compliance with terms of insurances. The Borrower shall procure that no Owner shall do (or permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)
the Borrower shall procure that each Owner shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.6(c)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)
the Borrower shall procure that each Owner shall not make any changes relating to the classification or classification society or manager or operator of the Ship owned by it unless approved by the underwriters of the obligatory insurances;

(c)
the Borrower shall procure that each Owner shall make (and promptly supply copies to the Agent of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)
the Borrower shall procure that no Owner shall employ the relevant Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.12
Alteration to terms of insurances. The Borrower shall procure that no Owner shall make or agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance.

13.13
Settlement of claims. The Borrower shall procure that no Owner shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

13.14
Provision of copies of communications. The Borrower shall procure that each Owner shall provide the Security Trustee, at the time of each such communication, copies of all written communications: (i) at all times in relation to the renewal of insurances; and (ii) at all times following the occurrence of a Default or an Event of Default which is continuing, in relation to all other communications, between each Owner and:

(a)	the approved brokers; and

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)	that Owner's obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between the Owner and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances.

13.15
Provision of information. In addition, the Borrower shall procure that each Owner shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.16 or dealing with or considering any matters relating to any such insurances,

and the Borrower shall procure that each Owner shall, forthwith upon demand, indemnify the Security Trustee in respect of all documented fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a).

13.16
Mortgagee's interest insurances. The Security Trustee shall be entitled from time to time to effect, maintain and renew a mortgagee's interest marine insurance policy in such amounts, on such terms, through such insurers and generally in such manner as the Security Trustee may from time to time consider appropriate and the Borrower shall upon demand fully indemnify the Security Trustee in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

14	SHIP COVENANTS

14.1
General. The Borrower also undertakes with each Creditor Party to procure that each Owner shall comply with the following provisions of this Clause 14 at all times during the Security Period (after the relevant Ship has been delivered to it under the relevant

Shipbuilding Contract) except as the Agent, with the authorisation of the Majority Lenders, may otherwise permit.

14.2
Ship's name and registration. The Borrower shall procure that each Owner shall keep the Ship registered in its name under an Approved Flag; shall not do or omit to do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of the Ship.

14.3	Repair and classification. The Borrower shall procure that each Owner shall keep the Ship in a good and safe condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)
so as to maintain the classification set out opposite each Ship in Schedule 5 with a classification society which is a member of IACS and acceptable to the Agent (acting on the instructions of the Majority Lenders); and

(c)
so as to comply with all laws and regulations applicable to vessels registered at ports in the applicable Approved Flag State or to vessels trading to any jurisdiction to which the Ship may trade from time to time, including but not limited to the ISM Code or the ISPS Code.

14.4
Classification society undertaking. The Borrower shall use best efforts to procure that each Owner shall instruct the classification society referred to in Clause 14.3 (and procure that the classification society undertakes with the Security Trustee):

(a)
to send to the Security Trustee, following receipt of a written request from the Security Trustee, certified true copies of all original class records held by the classification society in relation to the Ship owned by that Owner;

(b)
to allow the Security Trustee (or its agents), at any time and from time to time, to inspect the original class and related records of that Owner and the Ship owned by it at the offices of the classification society and to take copies of them;

(c)	to notify the Security Trustee immediately in writing if the classification society:

(i)	receives notification from the relevant Owner or any person that the classification society of the Ship owned by it is to be changed; or

(ii)
becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of that Ship's class under the rules or terms and conditions of the Owner's or that Ship's membership of the classification society; and

(d)	following receipt of a written request from the Security Trustee:

(i)
to confirm that the relevant Owner is not in default of any of its contractual obligations or liabilities to the classification society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the classification society; or

(ii)
if the relevant Owner is in default of any of its contractual obligations or liabilities to the classification society, to specify to the Security Trustee in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the classification society.

14.5
Modification. The Borrower shall procure that no Owner shall make any modification or repairs to, or replacement of, the Ship or equipment installed on it which would or might materially alter the structure, type or performance characteristics of such Ship or materially reduce its value.

14.6
Removal of parts. The Borrower shall procure that no Owner shall remove any material part of that Ship, or any item of equipment installed on, a Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on that Ship the property of the relevant Owner and subject to the security constituted by the relevant Mortgage Provided that an Owner may not install equipment owned by a third party on the Ship unless such equipment is leased and installed in the ordinary course of business and can be removed without any risk of damage to the Ship owned by it and without incurring significant expense; and provided further that an Owner may remove obsolete equipment or equipment no longer required to ensure compliance with the rules and regulations of the classification society of that Ship.

14.7
Surveys. The Borrower shall procure that each Owner shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes (but, which for the avoidance of doubt, shall not restrict an Owner asking for, and obtaining, an extension of a survey whenever it considers appropriate to do so) and, if so required by the Security Trustee provide the Security Trustee, with copies of all survey reports.

14.8
Inspection. The Borrower shall procure that each Owner shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board the Ship owned by it at all reasonable times to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections.

14.9	Prevention of and release from arrest. The Borrower shall procure that each Owner shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, the Earnings or the Insurances;

(b)	all taxes, dues and other amounts charged in respect of the Ship owned by it, the Earnings or the Insurances; and

(c)	all other outgoings whatsoever in respect of the Ship owned by it, the Earnings or the Insurances,

and, forthwith upon receiving notice of the arrest of the Ship owned by it, or of its detention in exercise or purported exercise of any lien or claim, each Owner shall procure its release by providing bail or otherwise as the circumstances may require.

14.10	Compliance with laws etc. The Borrower shall procure that each Owner shall:

(a)	comply, or procure compliance with all laws or regulations;

(i)	relating to its business generally; or

(ii)	relating to the ownership, employment, operation and management of the Ship owned by it,

including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and all Sanctions;

(b)
without prejudice to the generality of paragraph (a) above, not employ the Ship owned by it nor allow its employment in any manner contrary to any laws or regulations, including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and all Sanctions; and

(c)
in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship owned by it to enter or trade to any zone which is declared a war zone by any government or by that Ship's war risks insurers unless the prior written consent of the Security Trustee has been given and that Owner has (at its expense) effected any special, additional or modified insurance cover which the Security Trustee may require.

14.11	Provision of information. The Borrower shall procure that each Owner shall promptly provide the Security Trustee with any information which it requests regarding:

(a)	the Ship owned by it, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to the Ship's master and crew;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship owned by it and any payments made in respect of the Ship;

(d)	any towages and salvages; and

(e)	the Owner's, the Approved Manager's or relevant Ship's compliance with the ISM Code and the ISPS Code,

and, upon the Security Trustee's request, provide copies of any current charter relating to the Ship and of any current charter guarantee, and copies of that Owner's or the Approved Manager's Document of Compliance.

14.12	Notification of certain events. The Borrower shall procure that each Owner shall immediately notify the Security Trustee by fax of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or recommendation, made by any insurer or classification society or by any competent authority which is not complied with in accordance with its terms;

(d)	any arrest or detention of the Ship owned by it, any exercise or purported exercise of any lien on that Ship or its Earnings or any requisition of that Ship for hire;

(e)	any intended dry docking of the Ship owned by it which is scheduled to last 10 running days or more or is in respect of maintenance or repairs at a cost in excess of $1,000,000;

(f)	any Environmental Claim made against the Owner or in connection with the Ship owned by it, or any Environmental Incident;

(g)	any claim for breach of the ISM Code or the ISPS Code being made against that Owner, the Approved Manager or otherwise in connection with the Ship owned by it; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or ISPS Code not being complied with,

and that Owner shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of that Owner's, the Approved Manager's or any other person's response to any of those events or matters.

14.13	Restrictions on chartering, appointment of managers etc. The Borrower shall procure that no Owner shall:

(a)	let the Ship owned by it on demise charter for any period;

(b)	charter the Ship owned by it otherwise than on bona fide arm's length terms at the time when the Ship is fixed; or

(c)	appoint a manager of the Ship other than the Approved Manager or agree to any alteration to the terms of the Approved Manager's appointment.

14.14
Notice of Mortgage. The Borrower shall procure that each Owner shall keep the Mortgage registered against the Ship owned by it as a valid first preferred mortgage, carry on board the Ship a certified copy of the relevant Mortgage and place and maintain in a conspicuous place in the navigation room and the Master's cabin of the Ship a framed printed notice stating that the Ship is mortgaged by that Owner to the Security Trustee.

14.15	Sharing of Earnings. The Borrower shall procure that no Owner shall enter into any agreement or arrangement for the sharing of any Earnings.

14.16	ISPS Code. The Borrower shall procure that each Owner shall comply with the ISPS Code and in particular, without limitation, shall:

(a)	procure that the Ship and the company responsible for that Ship's compliance with the ISPS Code comply with the ISPS Code; and

(b)	maintain for the Ship owned by it an ISSC; and

(c)	notify the Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of such ISSC.

14.17
Approved Charter Assignment. If any Owner enters into any Approved Charter, the Borrower shall procure that the relevant Owner shall execute in favour of the Security Trustee an Approved Charter Assignment and shall:

(a)
following the occurrence of an Event of Default and while the same is continuing serve notice of the Approved Charter Assignment on the charterer and use reasonable endeavours to procure that the charterer acknowledges such notice in such form as the Agent (acting on the instructions of all of the Lenders) may approve or require; and

(b)	deliver to the Agent such other documents equivalent to those referred to at paragraphs 3, 4 and 5 of Schedule 3, Part A as the Lender may require.

15	SECURITY COVER

15.1	Minimum required security cover. Clause 15.2 applies if (after a Ship has been delivered to an Owner under the Shipbuilding Contract) the Agent notifies the Borrower that:

(a)	the aggregate Market Value (determined as provided in Clause 15.3) of the delivered Ships subject to a Mortgage; plus

(b)	the net realisable value of any additional security previously provided under this Clause 15,

is below 130 per cent. of the Loan.

15.2
Provision of additional security; prepayment. If the Agent serves a notice on the Borrower under Clause 15.1, the Borrower shall prepay such part (at least) of the Loan as will eliminate the shortfall on or before the date falling 1 month after the date on which the Agent's notice is served under Clause 15.1 (the "Prepayment Date") unless at least 1 Business Day before the Prepayment Date it has provided, or ensured that a third party has provided, additional security which, in the opinion of the Majority Lenders, has a net realisable value at least equal to the shortfall and which has been documented in such terms as the Agent may, with the authorisation of the Majority Lenders, approve or require.

15.3	Valuation of Ship. The Market Value of a Ship (or any other Fleet Vessel) at any date (a "Valuation") is that shown by the arithmetic mean of two valuations, each valuation to be prepared:

(a)	as at a date not more than 21 days previously;

(b)	by an Approved Broker selected by the Borrower;

(c)	with or without physical inspection of the relevant Ship (as the Lender may require); and

(d)
on the basis of a sale for prompt delivery for cash on normal arm's length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment;

15.4
Value of additional vessel security. The net realisable value of any additional security which is provided under Clause 15.2 and which consists of a Security Interest over a vessel shall be that shown by a Valuation complying with the requirements of Clause 15.3.

15.5
Valuations binding. Any Valuation under Clauses 15.2, 15.3 or 15.4 shall be binding and conclusive as regards the Borrower, as shall be any valuation which the Majority Lenders make of any additional security which does not consist of or include a Security Interest.

15.6
Provision of information. The Borrower shall promptly provide the Agent and any Approved Broker or expert acting under Clauses 15.3 or 15.4 with any information which the Agent or the Approved Broker or expert may request for the purposes of any valuation; and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the Approved Broker or the Majority Lenders (or the expert appointed by them) consider prudent.

15.7
Payment of valuation expenses. Without prejudice to the generality of the Borrower's obligations under Clauses 20.2, 20.3 and 21.3, the Borrower shall, on demand, pay the Agent the amount of the fees and expenses of any Approved Broker or expert instructed by the Agent under this Clause (provided that no more than one Valuation per delivered Ship subject to a Mortgage per Test Period and one additional Valuation per such Ships per year shall be payable by the Borrower, save if an Event of Default has occurred which is continuing in which case the Borrower shall be liable to pay for all valuations that take place during the period such Event of Default is continuing, or where additional valuations are required in connection with the Borrower invoking the provisions of Clause 15.9) and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause.

15.8	Application of prepayment. Clause 8 shall apply in relation to any prepayment pursuant to Clause 15.2(b).

15.9	Release of additional security. If at the time of delivery of a Compliance Certificate to the Agent:

(a)	the aggregate Market Value (determined as provided in Clause 15.3) of the delivered Ships subject to a Mortgage; plus

(b)	the net realisable value of any additional security previously provided under this Clause 15,

is above 130 per cent. of the Loan (without taking account of the additional security whose release the Borrower is requesting pursuant to this Clause 15.9) then, upon written notice from the Borrower to the Agent, the Agent will, subject to being indemnified to its satisfaction against the cost of doing so, release any such additional security previously provided under this Clause 15 (which shall include any related guarantees or undertakings relating thereto) in such order as it shall in its absolute discretion determine, to the extent that the minimum required security cover specified in Clause 15.1 would be maintained following such release Provided that at the relevant time no Default or Event of Default is in existence or will result from such release.

16	PAYMENTS AND CALCULATIONS

16.1
Currency and method of payments. All payments to be made by the Lenders or by the Borrower under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(a)	by not later than 11.00 a.m. (New York City time) on the due date;

(b)
in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(c)
in the case of an amount payable by a Lender to the Agent or by the Borrower to the Agent or any Lender, to the account of the Agent at JP Morgan Chase Bank NA, New York, Swift Code: CHASUS33 (Account: Nordea Bank Finland plc, London Branch, Account No. 400 807 041, Swift Code: NDEAGB2L), or to such other account with such other bank as the Agent may from time to time notify to the Borrower and the other Creditor Parties; and

(d)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrower and the other Creditor Parties.

16.2	Payment on non-Business Day. If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day;

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

16.3
Basis for calculation of periodic payments. All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

16.4	Distribution of payments to Creditor Parties. Subject to Clauses 16.5, 16.6 and 16.7:

(a)
any amount received by the Agent under a Finance Document for distribution or remittance to a Lender or the Security Trustee shall be made available by the Agent to that Lender or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

(b)
amounts to be applied in satisfying amounts of a particular category which are due to the Lenders generally shall be distributed by the Agent to each Lender pro rata to the amount in that category which is due to it.

16.5
Permitted deductions by Agent. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender to pay on demand.

16.6
Agent only obliged to pay when monies received. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrower or any Lender any sum which the Agent is expecting to receive for remittance or distribution to the Borrower or that Lender until the Agent has satisfied itself that it has received that sum.

16.7
Refund to Agent of monies not received. If and to the extent that the Agent makes available a sum to the Borrower or a Lender, without first having received that sum, the Borrower or (as the case may be) the Lender concerned shall, on demand:

(a)	refund the sum in full to the Agent; and

(b)
pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

16.8
Agent may assume receipt. Clause 16.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

16.9
Creditor Party accounts. Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrower and each Security Party under the Finance Documents and the Master Agreements and all payments in respect of those amounts made by the Borrower and any Security Party.

16.10
Agent's memorandum account. The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.11
Accounts prima facie evidence. If any accounts maintained under Clauses 16.9 and 16.10 show an amount to be owing by the Borrower or a Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.

17	APPLICATION OF RECEIPTS

17.1
Normal order of application. Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards satisfaction of any amounts then due and payable to the Servicing Banks (or any of them) pursuant to the terms of the Finance Documents;

(b)	SECONDLY: in or towards satisfaction of any other amounts then due and payable under the Finance Documents on a pan passu basis as between each of such Finance Documents;

(c)
THIRDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Agent, by notice to the Borrower, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 17.1(a);

(d)	FOURTHLY: in or towards satisfaction of any amounts then due and payable on a pro rata basis to the Swap Banks under the Master Agreement;

(e)
FIFTHLY: in retention of an amount equal to any amount not then due and payable under any Master Agreement but which the relevant Swap Bank by notice to the Borrower, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 17.1(d); and

(f)	SIXTHLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.

17.2
Variation of order of application. The Agent may, with the authorisation of the Majority Lenders, by notice to the Borrower, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 17.1 either as regards a specified sum or sums or as regards sums in a specified category or categories Provided always that any amendments that purport to change the order of priority in which the Agent is to apply proceeds as between the Finance Documents and any Master Agreements under Clause 17.1 shall require the consent of all Lenders.

17.3
Notice of variation of order of application. The Agent may give notices under Clause 17.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered (but not already applied) on or after the third Business Day before the date on which the notice is served.

17.4
Appropriation rights overridden. This Clause 17 and any notice which the Agent gives under Clause 17.2 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.

18	APPLICATION OF EARNINGS

18.1
Payment of Earnings. The Borrower undertakes with each Creditor Party to ensure that, throughout the Security Period (and subject only to the provisions of the General Assignments), all the Earnings of a Ship are paid to the Earnings Account for that Ship.

18.2	Location of accounts. The Borrower shall promptly and shall procure that each Owner shall promptly:

(a)	comply with any requirement of the Agent as to the location or re-location of any Earnings Account (or any of them); and

(b)
execute any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the relevant Earnings Account.

18.3
Debits for expenses etc. The Agent shall be entitled (but not obliged) from time to time to debit the Earnings Account with prior notice to the Borrower (other than at any time following an Event of Default which is continuing, in which case no such prior notice shall be required) in order to discharge any amount due and payable under Clause 20 or 21 to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clause 20 or 21.

18.4	Borrower's obligations unaffected. The provisions of this Clause 18 do not affect:

(a)	the liability of the Borrower to make payments of principal and interest on the due dates; or

(b)	any other liability or obligation of the Borrower or any Security Party under any Finance Document.

19	EVENTS OF DEFAULT

19.1	Events of Default. An Event of Default occurs if:

(a)	the Borrower or any Security Party fails to pay within three (3) Business Days of when due, any sum payable under a Finance Document or under any document relating to a Finance Document; or

(b)	any breach occurs of Clause 9.2, 11.2, 11.3, 12.2, 12.4, 12.5, 12.6 or 15.2; or

(c)
any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b)) which, in the opinion of the Majority Lenders, is capable of remedy, and such default continues unremedied 10 days after written notice from the Agent requesting action to remedy the same; or

(d)
(subject to any applicable grace period specified in the Finance Document) any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach falling within paragraphs (a), (b) or (c)); or

(e)
any representation, warranty or statement made or repeated by, or by an officer of, the Borrower or a Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is materially untrue or misleading when it is made or repeated; or

(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person which alone or in aggregate exceeds $10,000,000:

(i)	any Financial Indebtedness of a Relevant Person is not paid when due; or

(ii)	any Financial Indebtedness of a Relevant Person is due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)	a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner as a consequence of any termination event; or

(iv)
any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or

(g)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes, in the opinion of the Majority Lenders, unable to pay its debts as they fall due; or

(ii)
any Relevant Person fails to pay or discharge any final non-appealable order or judgement or any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating, $10,000,000 or more or the equivalent in another currency; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or

(v)
any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or

(vii)
a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than 3 months after the commencement of the winding up; or

(viii)
an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (bb) within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)
a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(x)
any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or

(xi)
in a Pertinent Jurisdiction other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the opinion of the Majority Lenders is similar to any of the foregoing; or

(h)	the Borrower or any Owner ceases or suspends carrying on its business or a part of its business which, in the opinion of the Majority Lenders, is material in the context of this Agreement; or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)
for the Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document; or

(ii)
for the Agent, the Security Trustee, the Lenders or the Swap Banks to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document, unless all of the Lenders are satisfied that, through the implementation of alternative arrangements satisfactory to all of the Lenders, the unlawfulness or impossibility will be overcome or rectified within a reasonable period of time without jeopardising in any way the position of the of the Creditor Parties under this Agreement, the Master Agreements or any of the other Finance Documents, or the Security Interests created pursuant to the Finance Documents; or

(j)
any official consent necessary to enable an Owner to own, operate or charter the Ship or to enable that Owner, the Borrower or any Security Party to comply with any provision which the Majority Lenders consider material of a Finance Document or the Shipbuilding Contract is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(k)	it appears to the Majority Lenders that, without their prior consent, a Change of Control has occurred or probably has occurred after the date of this Agreement in the ultimate beneficial ownership of any of the shares in the Borrower or in the ultimate control of the voting rights attaching to any of those shares; or

(1)	the shares of the Borrower cease to be list on the New York Stock Exchange; or

(m)
any provision which the Majority Lenders consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(n)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(o)	any Owner ceases to be a direct wholly-owned subsidiary of the Borrower; or

(p)	an Event of Default (as defined in Section 14 of any Master Agreement); or

(q)	any Master Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force. and effect for any reason except with the consent of the Lender; or

(r)	any other event occurs or any other circumstances arise or develop including, without limitation:

(i)	a change in the financial position, state of affairs or prospects of the Group since 31 December 2010; or

(ii)	any accident or other event involving a Ship or another vessel owned, chartered or operated by a Relevant Person,

in the light of which the Majority Lenders consider that there is a significant risk that the Borrower or the relevant Owner is, or will later become, unable to discharge its liabilities under the Finance Documents as they fall due.

19.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default:

(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:

(i)	serve on the Borrower a notice stating that all or part of the Commitments and of the other obligations of each Lender to the Borrower under this Agreement are cancelled; and/or

(ii)
serve on the Borrower a notice stating that all or part of the Loan together with accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)
take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(b)
the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Majority Lenders, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii), the Security Trustee, the Agent and/or the Lenders and/or the Swap Banks are entitled to take under any Finance Document or any applicable law.

19.3	Termination of Commitments. On the service of a notice under Clause 19.2(a)(i), the Commitments and all other obligations of each Lender to the Borrower under this Agreement shall be cancelled.

19.4
Acceleration of Loan. On the service of a notice under Clause 19.2(a)(ii), all or, as the case may be, the part of the Loan specified in the notice together with accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

19.5
Multiple notices; action without notice. The Agent may serve notices under Clauses 19.2(a)(i) or (ii) simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in Clause 19.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

19.6
Notification of Creditor Parties and Security Parties. The Agent shall send to each Lender, the Security Trustee and each Security Party a copy or the text of any notice which the Agent serves on the Borrower under Clause 19.2; but the notice shall become effective when it is served on the Borrower, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrower or any Security Party with any form of claim or defence.

19.7
Creditor's rights unimpaired. Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders or individual Swap Banks under a Finance Document, the Master Agreement or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.

19.8
Exclusion of Creditor Party liability. No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to the Borrower, a Security Party or the Approved Manager:

(a)
for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)
as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been directly and mainly caused by the dishonesty or the wilful misconduct of such Creditor Party's own officers and employees or (as the case may be) such receiver's or manager's own partners or employees.

19.9
Relevant Persons. In this Clause 19, a "Relevant Person" means the Borrower, a Security Party, and any company which is a subsidiary of the Borrower or a Security Party or of which the Borrower or a Security Party is a subsidiary but excluding any company which is dormant and the value of whose gross assets is $50,000 or less.

19.10
Interpretation. In Clause 19.1(f), references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(g) "petition" includes an application.

19.11
Position of Swap Banks. Neither the Agent nor the Security Trustee shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of this Clause 19, to have any regard to the requirements of any of the Swap Banks except to the extent that such Swap Bank is also a Lender.

20	FEES AND EXPENSES

20.1
Commitment fees. The Borrower shall pay to the Agent quarterly in arrears during the period from (and including) the earlier of (i) the date of this Agreement and (ii) 31 March 2011 to the last date of the Availability Period and on the last day of that period or earlier; for the account of the Lenders, a commitment fee at the rate of one point one per cent. (1.1%) per annum on the amount of the Total Commitments less the amount of the Loan, for distribution among the Lenders pro rata to their Commitments.

20.2
Costs of negotiation, preparation etc. The Borrower shall pay to the Agent on its demand the amount of all documented expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

20.3
Costs of variations, amendments, enforcement etc. The Borrower shall pay to the Agent, on the Agent's demand, for the account of the Creditor Party concerned the amount of all documented (other than in the case of paragraph (d)) expenses incurred by a Creditor Party in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lenders, the Majority Lenders or the Creditor Party concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 15 or any other matter relating to such security; or

(d)	any step taken by the Creditor Party concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

20.4
Documentary taxes. The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent's demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrower to pay such a tax.

20.5
Financial Services Authority fees. The Borrower shall pay to the Agent, on the Agent's demand, for the account of the Lender concerned the amounts which the Agent from time to time notifies the Borrower that a Lender has notified the Agent to be necessary to compensate it for the cost attributable to its Contribution resulting from the imposition from time to time under or pursuant to the Bank of England Act 1998 and/or by the Bank of England and/or by the Financial Services Authority (or other United Kingdom governmental authorities or agencies) of a requirement to pay fees to the Financial Services Authority calculated by reference to liabilities used to fund its Contribution.

20.6
Certification of amounts. A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due. Upon request by the Borrower, the Agent shall provide details of the relevant amounts.

21	INDEMNITIES

21.1
Indemnities regarding borrowing and repayment of Loan. The Borrower shall fully indemnify the Agent and each Lender on the Agent's demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	an Advance not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;

(b)	Break Costs;

(c)
any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 7) after taking into account any applicable grace periods;

(d)	the occurrence of an Event of Default or a Default and/or the acceleration of repayment of the Loan under Clause 19,

and in respect of any tax (other than tax on its overall net income) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

21.2	Breakage Costs. Without limiting its generality, Clause 21.1 covers any claim, expense, liability or loss, incurred by a Lender:

(a)
in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and

(b)
in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned) to hedge any exposure arising under this Agreement or that part which the Lender concerned determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

21.3
Miscellaneous indemnities. The Borrower shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by a Creditor Party, in any country, as a result of or in connection with:

(a)
any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document; or

(b)	any other Pertinent Matter,

other than claims, expenses, liabilities and losses which are shown to have been caused by the dishonesty or wilful misconduct of the officers or employees of the Creditor Party concerned.

Without prejudice to its generality, this Clause 21.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law.

21.4
Currency indemnity. If any sum due from the Borrower or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the "Contractual Currency") into another currency (the "Payment Currency") for the purpose of:

(a)	making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment,

the Borrower shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 21.4, the "available rate of exchange" means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 21.4 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

21.5
Application of Master Agreement. For the avoidance of doubt, Clause 21.4 does not apply in respect of sums due from the Borrower to the Lender under or in connection with the Master Agreement as to which sums the provisions of Section 8 (Contractual Currency) of the Master Agreement shall apply.

21.6
Certification of amounts. A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21.7
Sums deemed due to a Lender. For the purposes of this Clause 21, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

22	NO SET-OFF OR TAX DEDUCTION

22.1	No deductions. All amounts due from the Borrower under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.

22.2	Grossing-up for taxes. If the Borrower is required by law to make a tax deduction from any payment:

(a)	the Borrower shall notify the Agent as soon as it becomes aware of the requirement;

(b)	the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises; and

(c)
the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

22.3
Evidence of payment of taxes. Within 1 month after making any tax deduction, the Borrower shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

22.4
Exclusion of tax on overall net income. In this Clause 22 "tax deduction" means any deduction or withholding for or on account of any present or future tax except tax on a Creditor Party's overall net income.

22.5
Application of Master Agreement. For the avoidance of doubt, Clause 22 does not apply in respect of sums due from the Borrower under or in connection with a Master Agreement as to which sums the provisions of Section 2(d) (Deduction or Withholding for Tax) of the Master Agreement shall apply.

23	ILLEGALITY, ETC

23.1
Illegality. This Clause 23 applies if a Lender (the "Notifying Lender") notifies the Agent that it has become, or will with effect from a specified date, become unlawful or prohibited or contrary to, or inconsistent with, any regulation, for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement or to fund or maintain its Contribution.

23.2
Notification of illegality. The Agent shall promptly notify the Borrower, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 23.1 which the Agent receives from the Notifying Lender.

23.3
Prepayment; termination of Commitment. On the Agent notifying the Borrower under Clause 23.2, the Notifying Lender's Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender's notice under Clause 23.1 as the date on which the notified event would become effective the Borrower shall prepay the Notifying Lender's Contribution in accordance with Clause 8.

23.4
Mitigation. If circumstances arise which would result in a notification under Clause 23.1 then, without in any way limiting the rights of the Notifying Lender under Clause 23.3, the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

24	INCREASED COSTS

24.1	Increased costs. This Clause 24 applies if a Lender (the "Notifying Lender") notifies the Agent that the Notifying Lender considers that as a result of:

(a)
the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender's overall net income); or

(b)
complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, the Notifying Lender (or a parent company of it) has incurred or will incur an "increased cost".

24.2	Meaning of "increased cost". In this Clause 24, "increased cost" means, in relation to a Notifying Lender:

(a)
an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or a Transfer Certificate, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;

(b)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(c)
an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender's Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement;

but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 22.1 or by Clause 22.

For the purposes of this Clause 24.2 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

24.3
Notification to Borrower of claim for increased costs. The Agent shall promptly notify the Borrower and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.1.

24.4
Payment of increased costs. The Borrower shall pay to the Agent, on the Agent's demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrower that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

24.5
Notice of prepayment. If the Borrower is not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.4, the Borrower may give the Agent not less than 14 days' notice of its intention to prepay the Notifying Lender's Contribution at the end of an Interest Period.

24.6	Prepayment; termination of Commitment. A notice under Clause 24.5 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrower's notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

(b)
on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Notifying Lender's Contribution, together with accrued interest thereon at the applicable rate plus the Margin, the Mandatory Cost (if any) and any Break Costs.

24.7	Application of prepayment. Clause 8 shall apply in relation to the prepayment.

25	SET-OFF

25.1	Application of credit balances. Each Creditor Party may with prior notice (other than at any time following an Event of Default which is continuing, in which case no prior notice shall be required):

(a)
apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrower to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

25.2
Existing rights unaffected. No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

25.3
Sums deemed due to a Lender. For the purposes of this Clause 25, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender's proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

25.4
No Security Interest. This Clause 25 gives the Creditor Parties a contractual right of set-off only and does not create any equitable charge or other Security Interest over any credit balance of the Borrower.

26	TRANSFERS AND CHANGES IN LENDING OFFICES

26.1
Transfer by Borrower. The Borrower may not, without the consent of the Agent, given on the instructions of all the Lenders transfer any of its rights, liabilities or obligations under any Finance Document.

26.2	Transfer by a Lender. Subject to Clause 26.4, a Lender (the "Transferor Lender") may at any time, and Provided that no Default or Event of Default has occurred with the consent of the Borrower (such consent not to be unreasonably withheld or delayed and such consent being deemed to have been given if no refusal or approval is received by the Transferor Lender within 10 Business Days of a request for consent) but without the consent of any other Security Party, cause:

(a)	its rights in respect of all or part of its Contribution; or

(b)	its obligations in respect of all or part of its Commitment; or

(c)	a combination of (a) and (b),

but subject always to a minimum amount of $10,000,000 and the approval of the Agent, to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank, financial institution or trust, fund or other entity (whose assets are managed by a Lender) which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a "Transferee Lender") by delivering to the Agent a completed certificate in the form set out in Schedule 4 with any modifications approved or required by the Agent (a "Transfer Certificate") executed by the Transferor Lender and the Transferee Lender.

However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Agreement.

26.3
Transfer Certificate, delivery and notification. As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrower, the Security Parties, the Security Trustee, the Lead Arrangers, the Bookrunner, each of the other Lenders and each of the Swap Banks;

(b)	on behalf of the Transferee Lender, send to the Borrower and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it;

(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b) above,

but the Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Transferor Lender and the Transferee Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to that Transferee Lender.

26.4
Effective Date of Transfer Certificate. A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date Provided that it is signed by the Agent under Clause 26.3 on or before that date.

26.5
No transfer without Transfer Certificate. Except as provided in Clause 26.17, no assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

26.6
Lender re-organisation; waiver of Transfer Certificate. However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the "successor"), the Agent may, if it sees fit, by notice to the successor and the Borrower and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent's notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

26.7	Effect of Transfer Certificate. A Transfer Certificate takes effect in accordance with English law as follows:

(a)
to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender's title and of any rights or equities which the Borrower or any Security Party had against the Transferor Lender;

(b)	the Transferor Lender's Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;

(d)
the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)
any part of the Loan which the Transferee Lender advances after the Transfer Certificate's effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor's title and any rights or equities of the Borrower or any Security Party against the Transferor Lender had not existed;

(f)
the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 and Clause 20, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)
in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of the Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

26.8
Maintenance of register of Lenders. During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrower during normal banking hours, subject to receiving at least 3 Business Days' prior notice.

26.9
Reliance on register of Lenders. The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

26.10	Authorisation of Agent to sign Transfer Certificates. The Borrower, the Security Trustee and each Lender irrevocably authorise the Agent to sign Transfer Certificates on its behalf.

26.11
Registration fee. In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $3,500 from the Transferor Lender or (at the Agent's option) the Transferee Lender. Such fee is not to be reimbursed to the payee by the Borrower or any other Security Party.

26.12
Sub-participation; subrogation assignment. A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrower, any Security Party, the Agent or the Security Trustee; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

26.13
Disclosure of information. A Lender may disclose to a potential Transferee Lender or sub-participant any information which the Lender has received in relation to the Borrower, any Security Party or the Approved Manager or their affairs under or in connection with any Finance Document, unless the information is clearly of a confidential nature.

26.14	Change of lending office. A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

26.15
Notification. On receiving such a notice, the Agent shall notify the Borrower and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

26.16
Replacement of Reference Bank. If any Reference Bank ceases to be a Lender or is unable on a continuing basis to supply quotations for the purposes of Clause 5 then, unless the Borrower, the Agent and the Majority Lenders otherwise agree, the Agent, acting on the instructions of the Majority Lenders, and after consulting the Borrower, shall appoint another bank (whether or not a Lender) to be a replacement Reference Bank; and, when that appointment comes into effect, the first-mentioned Reference Bank's appointment shall cease to be effective.

26.17
Security over Lenders' rights. In addition to the other rights provided to Lenders under this Clause 26, each Lender may without consulting with or obtaining consent from the Borrower or any Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)
in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities;

except that no such charge, assignment or Security Interest shall:

(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by the Borrower or any Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

26.18
No additional costs. If at the time of, or immediately after, any assignment by a Lender of all or any part of its rights or benefits under this Agreement or any transfer by a Lender of any part of the rights, benefits and/or obligations under this Agreement, or any change in the office through which a Lender lends for the purposes of this Agreement or a Lender's re-organisation under Clause 26.6, the Borrower would be obliged to pay to the Assignee or Transferee or the successor (as defined in Clause 26.6) or (in the case of a change of lending office) such Lender under Clauses 5.7, 22.2 or 24.1 any sum in excess of the sum (if any) which it would have been obliged to pay to such Lender under the relevant clauses in the absence of such assignment, transfer or change, the Borrower shall not be obliged to pay that excess.

26.19	Replacement of a Lender. In circumstances where:

(a)	no Event of Default or Default has taken place; and

(b)	a Lender charges an amount of interest materially in excess of the rate set out at Clause 5.2 or one of the circumstances set out in Clause 24 has arisen; or

(c)	a Lender refuses to consent to certain amendments or waivers to provisions of the Finance Documents which require consent of all Lenders but have been approved by the Majority Lenders,

then, without in any way limiting the foregoing provisions of this Clause 5, the Borrower may request that the relevant Lender shall use reasonable endeavours to transfer its Commitment and/or Contribution under this Agreement and the Finance Documents at par with reasonable promptness to another office or branch of the Lender or to another financial institution willing to take a transfer thereof and not affected by the circumstances set out above but such Lender shall not be under any obligation to take any such action if, in its opinion, to do so would or might:

(i)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(ii)	involve it in any expense (unless indemnified by the Borrower to its satisfaction) or tax disadvantage.

27	VARIATIONS AND WAIVERS

27.1
Variations, waivers etc. by Majority Lenders. Subject to Clause 27.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party's rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrower, by the Agent on behalf of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

27.2
Variations, waivers etc. requiring agreement of all Lenders. However, as regards the following, Clause 27.1 applies as if the words "by the Agent on behalf of the Majority Lenders" were replaced by the words "by or on behalf of every Lender":

(a)	a reduction in the Margin;

(b)	a postponement to the date for, or a reduction in the amount of, any payment of principal, interest, fees or other sum payable under this Agreement;

(c)	an increase in any Lender's Commitment;

(d)	a change to the definition of "Majority Lenders";

(e)	a change to Clause 3 or this Clause 27;

(f)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and

(g)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender's consent is required.

27.3
Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clauses 27.1 and 27.2, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

27.4
Variations, waivers etc. in respect of the Agent. Notwithstanding the above, any document which purports to vary, waive, suspend or limit any provision of a Finance Document relating to rights or obligations of the Agent, or any of the Agent's obligations, rights or remedies under such a provision or the general law, shall only be effective if the document is signed, or specifically agreed to by fax, by Agent acting in its own right.

28	NOTICES

28.1
General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

28.2	Addresses for communications. A notice by letter of fax shall be sent:

(a)	to the Borrower:	Paragon Shipping Inc.

15 Karamanli Street
166 73 Voula
Greece
Fax No: + (30) 210 899 5085
Attn: Chief Financial Officer

(b)	to a Lender:	At the address below its name in Schedule 1 Part A or (as the case may require) in the relevant Transfer Certificate.

(c)	to the Lead Arrangers and Swap Banks:	At the address below its name in Schedule 1 Part B

(d)	to the Agent:	Nordea bank Finland Plc, London Branch
City Place House
55 Basinghall Street
London EC2V 5NB
Fax No.: + 44 20 7726 9102
Attn: Nordea Loan Administration

with a copy to:
Fax No.: +44 20 7726 9188
Attn: Nordea Shipping London

(e)	to the Security Trustee:	Nordea bank Finland Plc, London Branch
City Place House
55 Basinghall Street
London EC2V 5NB
Fax No: + 44 20 7726 9102
Attn: Nordea Loan Administration
with a copy to:
Fax No.: +44 20 7726 9188
Attn: Nordea Shipping London

or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrower, the Lenders and the Security Parties.

28.3	Effective date of notices. Subject to Clauses 28.4 and 28.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered; and

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

28.4	Service outside business hours. However, if under Clause 28.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time,

the notice shall (subject to Clause 28.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

28.5	Illegible notices. Clauses 28.3 and 28.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

28.6
Valid notices. A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

28.7
Electronic communication. Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their respective addresses or any other such information supplied to them.

28.8
Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and, in the case of any electronic communication made by a Lender to the Agent, only if it is addressed in such a manner as the Agent shall specify for this purpose.

28.9	English language. Any notice under or in connection with a Finance Document shall be in English.

28.10	Meaning of "notice". In this Clause 28, "notice" includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

29	SUPPLEMENTAL

29.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

29.2
Severability of provisions. If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

29.3	Counterparts. A Finance Document may be executed in any number of counterparts.

29.4	Third Party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

30	LAW AND JURISDICTION

30.1	English law. This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

30.2	Exclusive English jurisdiction. Subject to Clause 30.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.

30.3	Choice of forum for the exclusive benefit of the Creditor Parties. Clause 30.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the right:

(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Borrower shall not commence any proceedings in any country other than England in relation to a Dispute.

30.4
Process agent. The Borrower irrevocably appoints Hill Dickinson Services (London) Limited at its registered office for the time being, presently at Duke's Place, London EC3A 7HS, England, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

30.5
Creditor Party rights unaffected. Nothing in this Clause 30 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

30.6
Meaning of "proceedings". In this Clause 30, "proceedings" means proceedings of any kind, including an application for a provisional or protective measure and a "Dispute" means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

PART A

LENDERS AND COMMITMENTS

Lender	Lending Office	Commitment (US Dollars)
Nordea Bank Finland plc, London Branch	City Place House	33,315,100
	55 Basinghall Street
	London
	EC2V 5NB

	Fax: +44 (0) 20 7726 9188
	Attn: Shipping Department

with a copy to	Fax: +44 (0) 20 7726 9102
	Attn: Loan Administration

NIBC Bank N.V.	Carnegieplein 4
	2517 KJ The Hague
	The Netherlands

	Fax: +31 (0) 70 342 5577
	Attn: Michael de Visser /
	Frederik de Haas van Dorsser

ITF International Transport Finance Suisse AG	Wasserwerkstrasse 12	16,500,000
	CH-8006 Zurich
	Switzerland

	Fax: +41 44 3656 214
	Attn: Ms Natalja Formuzala

Skandinaviska Enskilda Banken AB (publ)	SE-106	16,500,000
	40 Stockholm
	Sweden

contact for credit matters	P.O. Box 1843, Vika
	Filipstad Brygge 1
	NO-0123 Oslo
	Norway

	Fax: +47 22 827 131
	Attn: Trine von Erpecom /
	Egil Aarrestad

SCHEDULE 1

PART B

LEAD ARRANGERS AND SWAP BANKS

Lead Arrangers and Swap Banks	Office

Nordea Bank Finland plc, London Branch	City Place House
55 Basinghall Street
London
EC2V 5NB

Fax: +44 (0) 207726 9188
Attn: Shipping Department

Copy fax: +44 (0) 20 7726 9102
Attn: Loan Administration

NIBC Bank N.V.	Carnegieplein 4
2517 KJ The Hague
The Netherlands

Fax: +31 (0) 70 342 5577
Attn: Michael de Visser /
Frederik de Haas van Dorsser

Skandinaviska Enskilda Banken AB (publ)	SE-106
40 Stockholm
Sweden

contact for credit matters	P.O. Box 1843, Vika
Filipstad Brygge 1
NO-0123 Oslo
Norway

Fax: +47 22 827 131
Attn: Trine von Erpecom / Egil Aarrestad

Lead Arranger	Office

ITF International Transport Finance Suisse AG	Wasserwerkstrasse 12
CH-8006 Zurich
Switzerland

Fax: +41 44 3656 214
Attn: Ms Natalja Formuzala

SCHEDULE 2

DRAWDOWN NOTICE

To:          Nordea Bank Finland Plc, London Branch
City Place House
55 Basinghall Street
        London EC2V 5NB

Attention: [Loans Administration]	[•]

DRAWDOWN NOTICE

1
We refer to the loan agreement (the "Loan Agreement") dated [·] 2011 and made between ourselves, as Borrower, the Lenders Lead Arrangers and Swap Banks referred to therein, and yourselves as Agent, Borrower and as Security Trustee in connection with a facility of up to US$89,515,100. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow an Advance as follows:

(a)	Amount: US$[•];

(b)	Drawdown Date: [•];

(c)	Duration of the first Interest Period shall be [·] months; and

(d)	Payment instructions: account of [•] and numbered [•] with [•] of [•].

3	We represent and warrant that:

(a)	the representations and warranties in Clause 10 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing; and

(b)	no Event of Default or Default has occurred or will result from the borrowing of the Loan.

4	This notice cannot be revoked without the prior consent of the Majority Lenders.

[Name of Signatory]

Director
for and on behalf of
PARAGON SHIPPING INC.

SCHEDULE 3

CONDITION PRECEDENT DOCUMENTS

PART A

The following are the documents referred to in Clause 9.1(a).

1	A duly executed original of each Finance Document (and of each document required to be delivered by each Finance Document) other than those referred to in Part B.

2	Copies of the certificate of incorporation and constitutional documents of the Borrower and each Security Party.

3
Copies of resolutions of the shareholders and directors of the Borrower and each Security Party as may be required authorising the execution of each of the Finance Documents to which the Borrower or that Security Party is a party and, in the case of the Borrower, authorising named officers to give the Drawdown Notices and other notices under this Agreement and in the case of each Owner ratifying the execution of the Shipbuilding Contract.

4	The original of any power of attorney under which any Finance Document is executed on behalf of the Borrower or a Security Party.

5	Copies of all consents which the Borrower or any Security Party requires to enter into, or make any payment under, any Finance Document or the Shipbuilding Contracts.

6	The originals of any mandates or other documents required in connection with the opening or operation of the Earnings Accounts.

7	Copies of the Shipbuilding Contracts and of all documents signed or issued by the relevant Owner or the Builder (or both of them) under or in connection with it.

8	Documentary evidence that the agent for service of process named in Clause 30 has accepted its appointment.

9	Any documents required by the Creditor Parties in respect of the Borrower, each Owner and any other Security Party to satisfy that Creditor Party's "know your customer" requirements.

10	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of Liberia and the Marshall Islands and such other relevant jurisdictions as the Agent may require.

11	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

PART B

The following are the documents referred to in Clause 9.1(c).

1
A duly executed original of the Mortgage and of the General Assignment and the Approved Charter Assignment (if applicable) in respect of the relevant Ship (and of each document to be delivered by each of them).

2	Documentary evidence that:

(a)
the relevant Ship has been unconditionally delivered by the Builder to, and accepted by, the relevant Owner under the relevant Shipbuilding Contract, and the full purchase price payable under the relevant Shipbuilding Contract (in addition to the part to be financed by the Loan) has been duly paid;

(b)	the relevant Ship is definitively and permanently registered in the name of the relevant Owner under an Approved Flag;

(c)	the relevant Ship is in the absolute and unencumbered ownership of the relevant Owner save as contemplated by the Finance Documents;

(d)	the relevant Ship maintains the class with the classification society as provided in Clause 14.3(a) free of all recommendations and conditions of such Classification Society;

(e)	the Mortgage in respect of the relevant Ship has been duly recorded against the Ship as a valid first preferred ship mortgage in accordance with the laws of the Approved Flag State;

(f)	the relevant Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with; and

(g)	(if applicable) the relevant Ship has been delivered to and accepted by the relevant charterer pursuant to an Approved Charter.

3	Documents establishing that the relevant Ship will, as from it Delivery Date, be managed by the Approved Manager on terms acceptable to the Lenders, together with:

(a)	the Approved Manager Undertaking in respect of the relevant Ship in favour of the Agent; and

(b)
copies of the Approved Manager's Document of Compliance (DOC) and of the Ship's Safety Management Certificate (SMC) (together with any other details of the applicable safety management system which the Agent requires) and ISSC.

4	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the applicable Approved Flag State and such other relevant jurisdictions as the Agent may require.

5
A valuation of the relevant Ship to be determined by two Approved Brokers selected by the Agent in accordance with Clause 15.4 and addressed to the Agent dated no earlier than 14 days prior to the Delivery Date for the relevant Ship.

6	(if applicable) a copy of the Approved Charter in respect of the relevant Ship.

7	A favourable opinion from an independent insurance consultant acceptable to the Agent on such matters relating to the insurances for the Ship as the Agent may require.

8	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

Each of the documents specified in paragraphs 2, 3, 5 and 7 of Part A and every other copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of the Borrower or the relevant Owner.

SCHEDULE 4

TRANSFER CERTIFICATE

The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.

To:
[Name of Agent] for itself and for and on behalf of the Borrower, [each Security Party], the Security Trustee, each Lender, the Lead Arrangers, the Bookrunner and the Swap Banks as defined in the Loan Agreement referred to below.

[•]

1
This Certificate relates to a Loan Agreement (the "Loan Agreement") dated [•] and made between (1) [•] (the "Borrower"), (2) the banks and financial institutions named therein, (3) the banks and financial institutions named therein as Lead Arrangers and Swap Banks, (4) [•] as Bookrunner, (5) [•] as Agent and (6) [•] as Security Trustee for a loan facility of up to US$89,515,100.

2	In this Certificate, terms defined in the Loan Agreement shall, unless the contrary intention appears, have the same meanings and:

"Relevant Parties" means the Agent, the Borrower, [each Security Party], the Security Trustee and each Lender;

"Transferor" means [full name] of [lending office]; and

"Transferee" means [full name] of [lending office].

3	The effective date of this Certificate is [•] Provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.

4
The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Loan Agreement and every other Finance Document in relation to [·] per cent. of its Contribution, which percentage represents $[•].

5
By virtue of this Transfer Certificate and Clause 26 of the Loan Agreement, the Transferor is discharged [entirely from its Commitment which amounts to $[•]] [from [•] per cent. of its Commitment, which percentage represents $[•]] and the Transferee acquires a Commitment of $[•].

6
The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents which Clause 26 of the Loan Agreement provides will become binding on it upon this Certificate taking effect.

7
The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 26 of the Loan Agreement.

8	The Transferor:

(a)	warrants to the Transferee and each Relevant Party that:

(i)	the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which are in connection with this transaction; and

(ii)	this Certificate is valid and binding as regards the Transferor;

(b)	warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4; and

(c)
undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee's title under this Certificate or for a similar purpose.

9	The Transferee:

(a)	confirms that it has received a copy of the Loan Agreement and each other Finance Document;

(b)	agrees that it will have no rights of recourse on any ground against any of the Borrower, the Transferor, the Agent, the Security Trustee or any Lender in the event that:

(i)	any of the Finance Documents prove to be invalid or ineffective,

(ii)	the Borrower or any Security Party fails to observe or perform its obligations, or to discharge its liabilities, under any of the Finance Documents; and

(iii)
it proves impossible to realise any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of the Borrower or Security Party under the Finance Documents;

(c)	agrees that it will have no rights of recourse on any ground against the Agent, the Security Trustee or any Lender in the event that this Certificate proves to be invalid or ineffective;

(d)	warrants to the Transferor and each Relevant Party that:

(i)	it has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which it needs to take or obtain in connection with this transaction; and

(ii)	this Certificate is valid and binding as regards the Transferee; and

(e)	confirms the accuracy of the administrative details set out below regarding the Transferee.

10
The Transferor and the Transferee each undertake with the Agent and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Agent's or the Security Trustee's own officers or employees.

11
The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 10 as exceeds one-half of the amount demanded by the Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent or the Security Trustee for the full amount demanded by it.

[Name of Transferor]	[Name of Transferee]
By:	By:
Date:	Date:

Agent

Signed for itself and for and on behalf of itself
as Agent and for every other Relevant Party

[Name of Agent]

By:

Date:

Administrative Details of Transferee

Name of Transferee:

Lending Office:

Contact Person
(Loan Administration Department):

Telephone:

Fax:

Contact Person
(Credit Administration Department):

Telephone:

Fax:

Account for payments:

Note:
This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor's interest in the security constituted by the Finance Documents in the Transferor's or Transferee's jurisdiction. It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

SCHEDULE 5

SHIPS, OWNERS ACCOUNTS, CLASSIFICATION AND APPROVED FLAG DETAILS

Ship	Owner	Account No	Type/dwt	Classification	Place of Incorporation / Approved Flag	Contract Price ($)	Advance Drawdown Amount ($)	Scheduled Delivery Date
Hull 619	Ovation Services Inc.	0045343301	Kamsarmax / 81,600	LR + 100A1 Bulk Carrier, CSR, BC-A, (Holds No 2, 4, 6 may be empty) GRAB [20], ESP, Ship Right CM, Ship Right ACS[B], *IWS, LI, EP, LMC, UMS Ship Right descriptive notes BWMP[S+F], SCM	Marshall Islands	32,200,000	22,603,600	30 April 2012
Hull 604	Coral Ventures Inc	0045357201	Handymax / 37,200	LR + 100A1 Bulk Carrier, CSR, BC-A, (Holds No 2, 4 may be empty) GRAB [25], ESP, Ship Right CM, Ship Right ACS[B], Ice Class 1C, *IWS, LI, EP, +LMC, UMS Ship Right descriptive notes BWMP[S+F], SCM	Liberia	23,563,000	16,554,310	31 October 2011

Hull 605	Winselet Shipping & Trading Co. Ltd.	0045358501	Handymax / 37,200	LR + 100A1 Bulk Carrier, CSR, BC-A, (Holds No 2, 4 may be empty) GRAB [25], ESP, Ship Right CM, Ship Right ACS[B], Ice Class 1C, *IWS, LI, EP, +LMC, UMS Ship Right descriptive notes BWMP[S+F], SCM	Liberia	23,563,000	16,554,310	31 December 2011
Hull 612	Aminta International S.A.	0045359801	Handymax / 37,200	LR + 100A1 Bulk Carrier, CSR, BC-A, (Holds No 2, 4 may be empty) GRAB [25], ESP, Ship Right CM, Ship Right ACS[B], Ice Class 1C, *IWS, LI, EP, +LMC, UMS Ship Right descriptive notes BWMP[S+F], SCM	Liberia	24,058,000	16,901,440	31 August 2012
Hull 625	Adonia Enterprises S.A.	0045361101	Handymax / 37,200	LR + 100A1 Bulk Carrier, CSR, BC-A, (Holds No 2, 4 may be empty) GRAB [25], ESP, Ship Right CM, Ship Right ACS[B], Ice Class 1C, *IWS, LI, EP, +LMC, UMS Ship Right descriptive notes BWMP[S+F], SCM	Liberia	24,058,000	16,901,440	30 September 2012

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

To:          Nordea Bank Finland Plc, London Branch
City Place House
55 Basinghall Street
London EC2V 5NB
Date: [•]

Dear Sirs

We refer to a loan agreement dated [•] 2011 (the "Loan Agreement") made between Paragon Shipping Inc. as borrower and the Lenders, Lead Arranges and Swap Banks referred to therein and yourselves as Agent, Bookrunner and as Security Trustee.

Words and expressions defined in the Loan Agreement shall have the same meaning when used in this compliance certificate.

We enclose with this certificate a copy of the [unaudited consolidated accounts for the Group for the 3-month period ended [•]]/[the audited consolidated annual accounts of the Group for the year ended [•]]. The accounts (i) have been prepared in accordance with all applicable laws and GAAP consistently applied, (ii) give a true and fair view of the state of affairs of the Group at the date of the accounts and of its profit for the period to which the accounts relate and (iii) fully disclose or provide for all significant liabilities of the Group.

We also enclose copies of the valuations of all the Fleet Vessels which were used in calculating the Market Values of the Fleet Vessels as at [•].

The Borrower represents that no Event of Default has occurred as at the date of this certificate [except for the following matter or event [set out all material details of matter or event]]. In addition as of [•], the *Borrower confirms compliance with the financial covenants set out in Clause 12.6 of the Loan Agreement for the 3 months ending as at the date to which the enclosed accounts are prepared.

We now certify that, for the Group on a consolidated basis, as at [•];

(a)
total current assets (including restricted but unpledged cash representing minimum liquidity required to be maintained under any Financial Indebtedness) less current liabilities is $[•], calculated as shown in Appendix A versus the required amount of $ 0;

(b)
there is available to the Borrower and all the other members of the Group freely disposable cash and cash equivalents (including restricted but unpledged cash representing minimum liquidity required to be maintained under any Financial Indebtedness) not subject to any Security Interest an aggregate amount of $[•] calculated as shown in Appendix B versus the required amount of $[•];

(c)	the ratio of EBITDA to cash paid during the Test Period for net interest is [•]:1.00 calculated as shown in Appendix C versus the required ratio of 3.00:1.00;

(d)
the ratio of the aggregate Financial Indebtedness net of cash (including restricted but unpledged cash representing minimum liquidity required to be maintained under Financial Indebtedness) to EBITDA (calculated on trailing four quarter basis) is [•]:1.00 calculated as shown in Appendix D versus the required ratio of [5.50] [5.00]:1.00;

(e)
the ratio of the aggregate Financial Indebtedness net of cash (including restricted but unpledged cash representing minimum liquidity required to be maintained under Financial Indebtedness) to the Market Value of the Fleet Vessels is [•]:1.00 calculated as shown in Appendix E versus the required ratio of [0.70] [0.65]: 1.00; and

(f)
the ratio of the aggregate Fair Market Value (determined as provided in Clause 15.3) of the delivered Ships subject to a Mortgage (plus the net realisable value of any additional security previously provided under Clause 15) to the Loan is [•]:1.00, calculated as shown in Appendix F versus the required ratio of 130%.

We further refer to Clause 12.4 (b) of the Loan Agreement and hereby certify that, as at [insert date of each dividend payment declaration] and on the date hereof the Borrower [has or has not] [declared or paid dividends] to its shareholders [in the amount of $[•] [insert dividend details per relevant period covered by relevant financial statements] [and no Event of Default had occurred and was continuing at the time of declaration or payment of such dividends nor will result or has resulted from the declaration or payment of such dividends]

This Certificate shall be governed by, and construed in accordance with, English law.

[•]
Authorised Signatory
PARAGON SHIPPING INC.

SCHEDULE 7

DESIGNATION NOTICE

To:          Nordea Bank Finland plc,
London Branch

as Agent

Attn:       Loans Administration

cc:           Shipping Department

[•]

Dear Sirs

Loan Agreement dated [•] 2011 made between (i) Paragon Shipping Inc. as Borrower, (ii) the Lenders, (iii) the Swap Banks, (iv) the Lead Arrangers, (v) the Bookrunner, (vi) the Security Trustee and (vii) the Agent (the "Loan Agreement").

We refer to:

1	the Loan Agreement;

2	the Master Agreement dated [•] made between [•] as Swap Bank and the Borrower; and

3	a Confirmation (as defined in the said Master Agreement) delivered pursuant to the said Master Agreement dated [•] and addressed by to us.

In accordance with the terms of the Loan Agreement, we hereby give you notice of the said Confirmation and hereby confirm that the Transaction evidenced by it complies with the requirements to be, and will be designated as a "Designated Transaction" for the purposes of the Loan Agreement and the Finance Documents.

Yours faithfully

for and on behalf of	Countersigned for and on behalf of
Paragon Shipping Inc.	[•] as Swap Bank

SCHEDULE 8

MANDATORY COST FORMULA

1
The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Financial Services Authority (or any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2
On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the Loan) and will be expressed as a percentage rate per annum.

3
The Additional Cost Rate for any Lender lending from a lending office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in the Loan) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.

4	The Additional Cost Rate for any Lender lending from a lending office in the United Kingdom will be calculated by the Agent as follows:

E x 0.01	per cent. per annum
300

Where:

E
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Lenders to the Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

5	For the purposes of this Schedule:

(a)	"Special Deposits" has the meaning given to it from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)
"Fees Rules" means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)
"Fee Tariffs" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(d)
"Participating Member State" means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union; and

(e)	"Tariff Base" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6
If requested by the Agent, each Lender lending from a lending office in the United Kingdom shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Lender as being the average of the Fee Tariffs applicable to that Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Lender.

7
Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its lending office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent in writing of any change to the information provided by it pursuant to this paragraph.

8
The rates of charge of each Lender lending from a lending office in the United Kingdom for the purpose of calculating E shall be determined by the Agent based upon the information supplied to it pursuant to paragraph 6 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

9
The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10
The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 6 and 7 above.

11
Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

EXECUTION PAGES

BORROWER

SIGNED by		)	/s/ Gary Walsh
		)	Gary Walsh
for and on behalf of		)	Attorney-in-Fact
PARAGON SHIPPING INC.		)	/s/ Patrick Moore
in the presence of:	/s/ Stephanie Garner	)	Patrick Moore
	Stephanie Garner Trainee Solicitor London EC2A 2HB		Attorney-in-Fact

LENDERS

SIGNED by		)	/s/ Patrick Smith
		)	Patrick Smith
for and on behalf of		)	Attorney-in-Fact
NORDEA BANK FINLAND PLC,		)
LONDON BRANCH		)
in the presence of:	/s/ Stephanie Garner	)
Stephanie Garner Trainee Solicitor London EC2A 2HB

SIGNED by		)	/s/ Patrick Smith
		)	Patrick Smith
for and on behalf of		)	Attorney-in-Fact
NIBC BANK N.V.		)
in the presence of:	/s/ Stephanie Garner	)
Stephanie Garner Trainee Solicitor London EC2A 2HB

SIGNED by		)	/s/ Patrick Smith
		)	Patrick Smith
for and on behalf of		)	Attorney-in-Fact
ITF INTERNATIONAL TRANSPORT		)
FINANCE SUISSE AG		)
in the presence of:	/s/ Stephanie Garner	)
Stephanie Garner Trainee Solicitor London EC2A 2HB

SIGNED by		)	/s/ Patrick Smith
		)	Patrick Smith
for and on behalf of		)	Attorney-in-Fact
SKANDINAVISKA ENSKILDA BANKEN		)
AB (PUBL))
in the presence of:	/s/ Stephanie Garner	)
Stephanie Garner Trainee Solicitor London EC2A 2HB

LEAD ARRANGERS

SIGNED by		)	/s/ Patrick Smith
		)	Patrick Smith
for and on behalf of		)	Attorney-in-Fact
NORDEA BANK FINLAND PLC,		)
LONDON BRANCH		)
in the presence of:	/s/ Stephanie Garner	)
Stephanie Garner Trainee Solicitor London EC2A 2HB

SIGNED by		)	/s/ Patrick Smith
		)	Patrick Smith
for and on behalf of		)	Attorney-in-Fact
NIBC BANK N.V.		)
in the presence of:	/s/ Stephanie Garner	)
Stephanie Garner Trainee Solicitor London EC2A 2HB

SIGNED by		)	/s/ Patrick Smith
		)	Patrick Smith
for and on behalf of		)	Attorney-in-Fact
ITF INTERNATIONAL TRANSPORT		)
FINANCE SUISSE AG		)
in the presence of:	/s/ Stephanie Garner	)
Stephanie Garner Trainee Solicitor London EC2A 2HB

SIGNED by		)	/s/ Patrick Smith
		)	Patrick Smith
for and on behalf of		)	Attorney-in-Fact
SKANDINAVISKA ENSKILDA BANKEN		)
AB (PUBL))
in the presence of:	/s/ Stephanie Garner	)
Stephanie Garner Trainee Solicitor London EC2A 2HB

SWAP BANKS

SIGNED by		)	/s/ Patrick Smith
		)	Patrick Smith
for and on behalf of		)	Attorney-in-Fact
NORDEA BANK FINLAND PLC,		)
LONDON BRANCH		)
in the presence of:	/s/ Stephanie Garner	)
Stephanie Garner Trainee Solicitor London EC2A 2HB

SIGNED by		)	/s/ Patrick Smith
		)	Patrick Smith
for and on behalf of		)	Attorney-in-Fact
NIBC BANK N.V.		)
in the presence of:	/s/ Stephanie Garner	)
Stephanie Garner Trainee Solicitor London EC2A 2HB

SIGNED by		)	/s/ Patrick Smith
		)	Patrick Smith
for and on behalf of		)	Attorney-in-Fact
SKANDINAVISKA ENSKILDA BANKEN		)
AB (PUBL))
in the presence of:	/s/ Stephanie Garner	)
Stephanie Garner Trainee Solicitor London EC2A 2HB

BOOKRUNNER

SIGNED by		)	/s/ Patrick Smith
		)	Patrick Smith
for and on behalf of		)	Attorney-in-Fact
NORDEA BANK FINLAND PLC,		)
LONDON BRANCH		)
in the presence of:	/s/ Stephanie Garner	)
Stephanie Garner Trainee Solicitor London EC2A 2HB

AGENT

SIGNED by		)	/s/ Patrick Smith
		)	Patrick Smith
for and on behalf of		)	Attorney-in-Fact
NORDEA BANK FINLAND PLC,		)
LONDON BRANCH		)
in the presence of:	/s/ Stephanie Garner	)
Stephanie Garner Trainee Solicitor London EC2A 2HB

SECURITY TRUSTEE

SIGNED by		)	/s/ Patrick Smith
		)	Patrick Smith
for and on behalf of		)	Attorney-in-Fact
NORDEA BANK FINLAND PLC,		)
LONDON BRANCH		)
in the presence of:	/s/ Stephanie Garner	)
Stephanie Garner Trainee Solicitor London EC2A 2HB